AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 20, 2000

                                                    REGISTRATION NO. 33-19048-NY
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549
                            ------------------------

                 POST-EFFECTIVE AMENDMENT NO. 4 TO FORM S-18 ON
                                   FORM SB-2

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                        MURRAY UNITED DEVELOPMENT CORP.

                 (Name of Small Business Issuer in its charter)

                                    DELAWARE
         (State or other jurisdiction of incorporation or organization)
                                      7391
            (Primary standard industrial classification code number)

                                   22-2856177
                      (I.R.S. Employer Identification No.)

                                  P.O. BOX 224
                           LANDING, NEW JERSEY 07850
                                 (908) 979-3025
   (Address and telephone number of registrant's principal executive offices)

                            DWIGHT FOSTER, PRESIDENT
                        Murray United Development Corp.
                                  P.O. Box 224
                           Landing, New Jersey 07850
                                 (908) 979-3025
           (Name, address and telephone number of agent for service)
                            ------------------------

                                    Copy to:

                             JOHN R. CALCAGNI, ESQ.
                        Haley, Weinblatt & Calcagni, LLP
                                300 Rabro Drive
                           Hauppauge, New York 11788
                           Telephone: (631) 582-5151
                              Fax: (631) 234-7108
                            ------------------------

     APPROXIMATE DATE OF SALE TO THE PUBLIC: From time to time after the Registration Statement becomes effective.

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the "Securities Act"), please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If delivery of the prospectus is expected to be made pursuant to Rule 434 of the Securities Act, please check the following box. / /

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. /X/
                            ------------------------

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said
Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                        MURRAY UNITED DEVELOPMENT CORP.

                             CROSS-REFERENCE SHEET

          Showing Location in Prospectus of Part I Items of Form SB-2

                  ITEM NUMBER AND HEADING
            IN FORM SB-2 REGISTRATION STATEMENT                 LOCATION IN PROSPECTUS
      -----------------------------------------------  ----------------------------------------

  1.  Front of Registration Statement and Outside
        Front Cover of Prospectus....................  Front of Registration Statement; Outside
                                                         Front Cover Page of Prospectus

  2.  Inside Front and Outside Back Cover Pages of
        Prospectus...................................  Inside Front and Outside Back Cover
                                                         Pages of Prospectus

  3.  Summary Information and Risk Factors...........  Prospectus Summary; Risk Factors

  4.  Use of Proceeds................................  Prospectus Summary; Use of Proceeds

  5.  Determination of Offering Price................  Risk Factors; Determination of Offering
                                                         Price

  6.  Dilution.......................................  Risk Factors; Dilution

  7.  Selling Securityholders........................  Not Applicable

  8.  Plan of Distribution...........................  Plan of Distribution

  9.  Legal Proceedings..............................  Business

 10.  Directors, Executive Officers, Promoters and
        Control Persons..............................  Management

 11.  Security Ownership of Certain Beneficial Owners
        and Management...............................  Principal Shareholders

 12.  Description of Securities......................  Description of Securities

 13.  Interest of Named Experts and Counsel..........  Legal Matters; Experts

 14.  Disclosure of Commission Position on
        Indemnification for Securities Act
        Liabilities..................................  Risk Factors; Indemnification

 15.  Organization Within Last Five Years............  Not Applicable

 16.  Description of Business........................  Prospectus Summary; Risk Factors;
                                                         Business

 17.  Management's Discussion and Analysis or Plan of
        Operation....................................  Management's Discussion and Analysis or
                                                         Plan of Operation

 18.  Description of Property........................  Business

 19.  Certain Relationships and Related
        Transactions.................................  Certain Transactions; Management

 20.  Market for Common Equity and Related
        Stockholder Matters..........................  Outside Front Cover Page of Prospectus;
                                                         Prospectus Summary; Dividend Policy;
                                                         Description of Securities; Shares
                                                         Eligible for Future Sale

 21.  Executive Compensation.........................  Executive and Director Compensation

 22.  Financial Statements...........................  Selected Financial Data; Financial
                                                         Statements

 23.  Changes in and Disagreements with Accountants
        on Accounting and Financial Disclosure.......  Not Applicable

             SUBJECT TO COMPLETION, PROSPECTUS DATED APRIL 20, 2000
                               15,398,000 SHARES
                        MURRAY UNITED DEVELOPMENT CORP.
                                  COMMON STOCK

Under a registration statement that the Securities Exchange Commission ("SEC") declared effective on February 26, 1988, we sold 15,000,000 Units, each Unit consisting of one share of Common Stock, one Class A Redeemable Common Stock Purchase Warrant (the "Class A Warrants"), and one Class B Redeemable Common Stock Purchase Warrant ("Class B Warrants"). The Class A Warrants expired on October 25, 1991. The Class B Warrants will expire on March 11, 2001, unless our Board of Directors extends them (the "B Exercise Period"). As of the date of this Prospectus, 14,898,000 Class B Warrants are outstanding (not including 500,000 Class B Warrants held by certain underwriters ("Underwriter's Class B Warrants") (See "Description of Securities -- Underwriter's Class B Warrants"). The Class B Warrants entitle you to purchase, during the B Exercise Period, one share of Common Stock at a purchase price of $.15 per share. The Underwriter's Class B Warrants entitle the holders of such Warrants to purchase, during the B Exercise Period, one share of Common Stock at a price of $.225 per share. We may redeem the Class B Warrants at any time at a price of $.0001 per Class B Warrant, provided we give you thirty days' prior notice of our intention to do so. Our Common Stock is listed on the OTC Bulletin Board under the symbol "MRAY". See "Description of Securities."

     YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS BEGINNING ON PAGE 8 OF THIS PROSPECTUS.
------------------------
     THESE SHARES HAVE NOT BEEN APPROVED BY THE SEC OR ANY STATE SECURITIES COMMISSION NOR HAVE THESE ORGANIZATIONS DETERMINED WHETHER THIS PROSPECTUS IS COMPLETE OR ACCURATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     YOU SHOULD ONLY RELY ON INFORMATION INCORPORATED BY REFERENCE OR PROVIDED IN THIS PROSPECTUS OR ANY SUPPLEMENT. WE HAVE NOT AUTHORIZED ANYONE ELSE TO PROVIDE YOU WITH DIFFERENT INFORMATION. OUR COMMON STOCK IS NOT BEING OFFERED IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS OR ANY SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THOSE DOCUMENTS.

                                                      UNDERWRITING
                                 PRICE TO             DISCOUNTS &               PROCEEDS TO
                                  PUBLIC              COMMISSIONS                 COMPANY
                              --------------------    --------------------    --------------------
Per Share (1)..............        $      .15                  -0-                 $      .15
Per Share (2)..............        $     .225                  -0-                 $     .225
Total (3)..................        $2,347,200                  -0-                 $2,347,200

(1) Price per share and proceeds to Company relate to 14,898,000 Class B Warrants that are not Underwriter's Class B Warrants.
(2) Price per share and proceeds to Company relate to 500,000 Underwriter's Class B Warrants.
(3) This is the amount the Company will receive if all of the Class B Warrants and Underwriter's Class B Warrants are exercised before deducting expenses of the offering, estimated at $38,500, which include legal, accounting, printing and registration fees and miscellaneous expenses.
    See "Use of Proceeds" and "Plan Distribution."

                        MURRAY UNITED DEVELOPMENT CORP.
                                  P.O. Box 224
                           Landing, New Jersey 07850
                                 (908) 979-3025
                            ------------------------
                  The date of this Prospectus is        , 2000

                               TABLE OF CONTENTS

                                                                               PAGE
                                                                               ----
          Where You Can Find More Information................................    3
          Documents Incorporated By Reference................................    3
          Prospectus Summary.................................................    4
          Summary Financial Information......................................    7
          Forward Looking Statements.........................................    7
          Risk Factors.......................................................    8
          Use of Proceeds....................................................   13
          Dividend Policy....................................................   14
          Dilution...........................................................   14
          Market For Common Stock............................................   15
          Capitalization.....................................................   15
          Selected Financial Information.....................................   15
          Management's Discussion and Analysis Or Plan of Operations.........   16
          Business...........................................................   20
          Management.........................................................   24
          Principal Shareholders.............................................   26
          Certain Transactions...............................................   26
          Description of Securities..........................................   27
          Shares Eligible for Future Sale....................................   28
          Plan of Distribution...............................................   29
          How to Exercise Your Warrants......................................   29
          Indemnification....................................................   29
          Transfer Agent.....................................................   30
          Determination of Exercise Price....................................   30
          Legal Matters......................................................   30
          Experts............................................................   30
          Index to Financial Statements......................................   31

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports and other information with the SEC. You may read and copy any report or document we file at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the SEC's regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Please call the SEC at 1-800-SEC-0880 for more information about the public reference rooms. Our SEC filings are also available from the SEC's web site located at http://www.sec.gov.

     The Company is not required to, and does not intend at this time, to furnish its shareholders with annual reports containing financial statements audited by its independent auditors. However, such financial statements will be included in its annual reports on Form 10-KSB that will be filed with the SEC and will be available at the SEC's public reference facilities described above and through the SEC's website at http://www.sec.gov.

     We have filed with the SEC a Registration Statement on Form SB-2 under the Securities Act with respect to the common stock covered by this Prospectus. This Prospectus, which is a part of the Registration Statement, does not contain all the information set forth in, or included as exhibits to, the Registration Statement, as permitted by the SEC's rules and regulations. For further information with respect to us and the Common Stock offered under this Prospectus, please refer to the Registration Statement, including the exhibits. Copies of the Registration Statement, including exhibits, may be obtained from the SEC's public reference facilities listed above upon payment of the fees prescribed by the SEC or may be examined without charge at these facilities. Statements concerning any document filed as an exhibit are not necessarily complete and, in each instance, we refer you to the copy of the document filed as an exhibit to the Registration Statement.

                      DOCUMENTS INCORPORATED BY REFERENCE

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference into this Prospectus and to be a part of this Prospectus from the date we file such documents with the SEC.

     We will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents which are incorporated by reference in this Prospectus, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Such requests should be directed to Murray United Development Corp., P.O. Box 224, Landing, New Jersey 07850, Attention: Mr. Dwight Foster, President.

                               PROSPECTUS SUMMARY

     THIS IS ONLY A SUMMARY AND DOES NOT CONTAIN ALL THE INFORMATION THAT MAY BE IMPORTANT TO YOU. YOU SHOULD READ THE MORE DETAILED INFORMATION CONTAINED LATER IN THIS PROSPECTUS AND ALL OTHER INFORMATION , INCLUDING THE FINANCIAL INFORMATION AND STATEMENTS WITH NOTES, INCORPORATED BY REFERENCE INTO THIS PROSPECTUS AS DISCUSSED IN THE "WHERE YOU CAN FIND MORE INFORMATION"SECTION OF THIS PROSPECTUS.

ABOUT OUR BUSINESS

     Murray United Development Corporation (sometimes referred to in this Prospectus as the "Company") is a development stage corporation that was formed in October 1987 to exploit commercially an internal combustion engine (referred to in this Prospectus as the "Rotorcam Engine") that would run on fuels other than gasoline, would have significantly fewer parts, and would be lighter and operate more efficiently than conventional internal combustion engines.

     We believe that pollution and depleting petroleum resources continue to stimulate commercial interest in engines designed to run on alternative fuels. Although numerous alternative engines have been researched and developed by both the government and the private sectors, none of them has received widespread commercial acceptance. We have been engaged in the research, design and development of the Rotorcam Engine technology since our inception in 1988. Since inception, we have spent, all together, approximately $840,000 on such research and development. However, due principally to a shortage of operating funds, we incurred only $14,750 for research and development costs during our 1999 fiscal year and did not spend any amounts for research and development during either our 1998 or 1997 fiscal years.

     From March 1988 through December 1989 we completed the design and production of a prototype of the Rotorcam Engine. In January 1990 we tested the Rotorcam Engine using gasoline fuel. The Rotorcam Engine achieved combustion, operated under its own power and maintained a stable speed. Following this testing, we made certain modifications to the Rotorcam Engine and resumed testing to obtain additional performance information and engineering data for further development. Design changes to the prototype that were completed in the latter part of 1992 reduced the availability of the Rotorcam Engine for demonstration purposes and the gathering of engineering data. Subsequently, we retrofitted the prototype with new components, thereby restoring it to demonstrator status. In September 1995 we successfully converted the engine to operate on propane and it has continued to operate on propane to date.

     In July 1998 we entered into an agreement with the Southwest Research Institute of San Antonio, Texas ("SRI"). SRI is generally considered to be one of the country's foremost independent research institutes with approximately 2,500 scientists, engineers and support personnel. SRI conducts an average of 1,500 nationally and internationally sponsored projects each year. Under our agreement with SRI, SRI agreed to provide an engineering study of the Rotorcam Engine at a cost of $9,750. The study included an evaluation of existing Rotorcam Engine hardware and data, including the test data on the current prototype and design and analytical data that we had obtained to date. In addition, SRI agreed to prepare an evaluation report summarizing its findings and a technical and cost proposal for the next phase of work.

     In December 1998, SRI issued its report on the results of the testing of the Rotorcam Engine (the "Report"). In the Report, SRI concluded that there were three (3) significant advantages of the Rotorcam Engine over conventional reciprocating engines: higher torque at a specified rpm, a potential of improved cycle efficiency and energy savings, and the improvement of overall efficiency and packaging resulting from the ability to eliminate a gear box. However, SRI also concluded that certain prior beliefs that we had concerning the advantages of the Rotorcam Engine were not supported by the evidence that SRI had gathered during its review and analysis. In particular, SRI concluded that the prototype did not necessarily possess advantages over conventional reciprocating engines with respect to high power-to-weight ratio, low manufacturing and maintenance costs, improved packaging, multi-fuel potential, and variable compression ratio. In addition to its findings, the Report recommended potential applications for the Rotorcam Engine, including off-road power equipment, utility equipment and gensets.

     In response to the Report, assuming that funding becomes available, which we cannot provide you with any assurances of, we have determined to redesign and rebuild a second generation prototype of the Rotorcam Engine ("Second Prototype") to address the issues raised by SRI in the Report. We estimate that the cost of the Second Prototype will be approximately $350,000 to $375,000 and that it will take approximately 15 to 18 months from the time funding for the Second Prototype becomes available to complete.

     If the Second Prototype should show clear advantages of the Rotorcam Engine over conventional reciprocating engines in one or more specific markets, and if we have funds available at such time, we plan to commission the development of a third prototype ("Third Prototype") of the engine. The Third Prototype would be designed to address performance, cost, reliability and producibility issues associated with the markets that we select for possible sale.

     We estimate that it will cost between $2 million and $3 million to develop a Third Prototype and that it will take between 18 to 24 months from the time the Second Prototype is completed and funding becomes available to complete it. During this phase of development we plan to commission the production of several variations of the Third Prototype that would be used for different purposes, including performance development, durability assessment, and demonstrators to be used in field testing.

     We believe that if the Second Prototype is successfully completed, we will be able to raise sufficient funds to complete the Third Prototype from research grants, licensing fees and/or equity financing. However, since a decision to proceed with a Third Prototype will depend on the results obtained from the Second Prototype, we cannot give you any assurances that we will decide to build a Third Prototype or that we will, in fact, be able to obtain sufficient funds to complete the Third Prototype. Since a Third Prototype is essential to our ability to market the Rotorcam Engine, if we are financially unable to produce a Third Prototype or if the results of testing of the Second Prototype demonstrate that it would not be advisable for us to produce a Third Prototype, it is very unlikely that we will be able to successfully produce and market the Rotorcam Engine at any time. If this occurs, you may lose your entire investment.

     If we are able to raise the capital needed to complete the Third Prototype, then, during the period in which the Third Prototype is being developed, we intend to determine suitable markets for the Rotorcam Engine. Based on SRI's Report, we currently believe that a market is available for the Rotorcam Engine in off-road terrain equipment, such as earth-moving farm equipment, tanks, pony engines, marine engines, generators, and co-generation systems that are used to cool, as well as to provide an electrical power source for, home and industry. If we are successful in our attempts to produce an engine that is commercially viable, we intend to attempt to enter into licensing or contract manufacturing arrangements with other companies for production and sale of the Rotorcam Engine.

     In view of the time we believe it will take to complete the Second and Third Prototypes, and assuming that funding becomes available, which we cannot provide you with any assurances of, we are presently seeking opportunities to diversify the Company into businesses that are in addition to the Rotorcam Engine. Our current diversification efforts are focused on two recently formed businesses owned jointly by Mr. Anthony Campo, the Chairman of the Company, and Mr. Dwight Foster, the President of the Company. See "Management's Discussion and Analysis or Plan of Operation".

     Our principal executive offices are located at P.O. Box 224, Landing, New Jersey 07850, and our telephone number is (908) 979-3025.

                               ABOUT THE OFFERING

Common Stock Offered upon Exercise of
  Class B Warrants and Underwriter's
  Class B Warrants.......................   15,398,000 Shares
Common Stock Outstanding Presently.......   63,453,434 Shares (1)
Upon Exercise of all 15,398,000 Class B
  Warrants...............................   78,851,434 Shares (1)
Class B Warrants Outstanding.............   15,398,000
Use of Proceeds..........................   We intend to use the proceeds of this offering
                                            (after payment of offering expenses) for
                                            development of new prototypes of our rotary
                                            engine, for repayment of a certain amount of our
                                            indebtedness to our Chairman and for working
                                            capital. See "Use of Proceeds."
Risk Factors.............................   The shares offered hereby are speculative,
                                            involve a high degree of risk, and will result in
                                            immediate substantial dilution to anyone who
                                            exercises his or her Class B Warrants. You should
                                            not exercise your warrants to purchase these
                                            shares if you cannot afford the loss of your
                                            entire investment. See "Risk Factors" and
                                            "Dilution".
NASD Electronic Bulletin Board Trading
  symbol (Common Stock):                    MRAY

------------------

(1) These numbers do not include 100 million shares reserved for issuance upon exercise by the Chairman of the Company of his right to convert indebtedness of the Company into shares of our Common Stock at the rate of one share of Common Stock for each $.0075 of such indebtedness so converted.

                         SUMMARY FINANCIAL INFORMATION

     The following financial information should be read in conjunction with our financial statements, including the notes to such financial statements, appearing elsewhere in this Prospectus.

                                               YEAR ENDED
                                                JULY 31,                 SIX MONTHS ENDED JANUARY 31,
                                      -----------------------------      -----------------------------
                                          1999             1998              2000             1999
                                      ------------     ------------      ------------     ------------
STATEMENT OF OPERATIONS DATA:
Interest Income.....................             0                0                 0                0
Net loss............................  $   (210,594)    $    (96,900)     $    (60,841)    $    (74,277)
Net loss per share..................  $      (.003)    $       (NIL)     $       (NIL)    $       (NIL)
Weighted average number of shares
  outstanding.......................    62,001,379       60,953,434        63,453,434       60,953,434

BALANCE SHEET DATA:

                                                               JULY 31, 1999         JANUARY 31, 2000
                                                               -------------         ----------------
Working capital (deficit)...................................    $  (254,603)           $    (10,237)
Total Assets................................................         90,900                  83,154
Note payable to Stockholder and Affiliate...................        917,780                 926,280
Total liabilities...........................................      1,370,694               1,423,790
Shareholder's equity (deficit)..............................         90,900                  83,154

                           FORWARD LOOKING STATEMENTS

     Some of the statements in this Prospectus discuss our future expectations, contain our projections of results of operations or financial condition or state other "forward-looking" information. These statements can be identified by the use of words such as "expects," "anticipates," "intends," "plans" and similar expressions. Those statements are subject to known and unknown risks, uncertainties and other factors that could cause the actual results to differ materially from those contemplated by the statements. We have based the forward-looking information on various factors, using numerous assumptions.

     Important factors that may cause actual results to differ from those contemplated by forward-looking statements include, for example:

     * the success or failure of our efforts to develop the Second and Third Prototypes of the Rotorcam Engine;

     * the success or failure of our diversification efforts;

     * the effect of changing economic conditions;

     * changes in government regulations, tax rates and similar matters;

     * our ability to attract and retain qualified employees; and

     * other risks which may be described in this Prospectus and in our future filings with the SEC

     We do not promise to update forward-looking information to reflect actual results or changes in assumptions or other factors that could affect those statements.

                                  RISK FACTORS

     YOU SHOULD CAREFULLY CONSIDER THE RISKS AND UNCERTAINTIES DESCRIBED BELOW AND THE OTHER INFORMATION IN THIS PROSPECTUS BEFORE DECIDING WHETHER TO INVEST IN SHARES OF OUR COMMON STOCK. ADDITIONAL RISKS AND UNCERTAINTIES NOT PRESENTLY KNOWN TO US OR THAT WE CURRENTLY DEEM IMMATERIAL MAY ALSO IMPAIR OUR BUSINESS, RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

     IF ANY OF THE FOLLOWING RISKS OCCUR, OUR BUSINESS, RESULTS OF OPERATIONS AND FINANCIAL CONDITION COULD BE MATERIALLY ADVERSELY AFFECTED. IN SUCH CASES, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE AND YOU MAY LOSE PART OR ALL OF YOUR INVESTMENT.

WE ARE A COMPANY IN THE DEVELOPMENT STAGE WITH A LIMITED OPERATING HISTORY, AND WE EXPECT TO ENCOUNTER RISKS FREQUENTLY FACED BY EARLY-STAGE COMPANIES.

     We are still in the development stage, and as of January 31, 2000 (the end of our second fiscal quarter) we had liquid assets of $301 and working capital deficit of $10,237. From our inception through January 31, 2000, we have sustained cumulative losses of $3,516,333. Our inability to generate operating revenues and recurring losses from operations from inception, among other matters, raise substantial doubt about our ability to continue as a going concern. See "Report of Independent Public Accountants." We do not have sufficient liquid assets to meet our presently estimated minimum obligations and to continue with our research and development activities even on a limited basis through the twelve-month period following January 31, 2000. We believe that our continuation as a going concern during the twelve-month period following January 31, 2000 will depend upon our ability to obtain sufficient additional working capital to fund completion of a Second Prototype of the Rotorcam Engine and other research and development activities, as well as the general and administrative expenses that we will incur during this period. Possible sources of such capital include the exercise of the Class B Warrants, the private or public sale of our common stock, obtaining research grants, and borrowing from affiliated or unaffiliated third parties. However we cannot give you any assurances that we will be able to obtain financing through any of these sources. See "Business" and "Management's Discussion And Analysis or Plan of Operations".

WE WILL NEED TO PERFORM ADDITIONAL RESEARCH AND DEVELOPMENT

     At this time, our future success is completely dependent upon our ability to commercially exploit the Rotorcam Engine. However, we cannot provide you with any assurances that we will be able to do so. You should consider the likelihood of our success in view of the problems, expenses, difficulties, complications and delays that are frequently encountered in connection with a relatively unproven product and the competitive environment in which we will operate. We must continue substantial research and development activities in order to make the Rotorcam Engine technology marketable and, to do so, we will need significant additional funds. Because we are a development stage company, we are expected to continue to sustain operating losses. Even assuming we are able to successfully develop the Rotorcam Engine, we cannot provide you with any assurances that the Rotorcam Engine will achieve commercial acceptance or profitability. See "Business".

WE HAVE NOT GENERATED ANY SIGNIFICANT REVENUES, HAVE SUSTAINED SIGNIFICANT LOSSES SINCE OUR INCEPTION, AND OUR ACCOUNTANTS HAVE CAUTIONED THAT WE MAY NOT BE ABLE TO CONTINUE AS A GOING CONCERN.

     We have not yet generated any meaningful revenues and will not generate any meaningful revenues unless we successfully complete and market the Rotorcam Engine or are able to diversify into other businesses. Between October 1987 (inception) and January 31, 2000, we incurred a cumulative net loss of approximately $3,466,361. Since January 31, 2000, we have continued to incur losses, and we anticipate that we will continue to incur losses until we generate enough revenues to offset the significant expenditures and operating costs associated with developing and commercializing our engine. Our independent auditors have included an explanatory paragraph in their report stating the recurring losses during our development stage raise substantial doubt about the our ability to continue as a going concern. See the Financial Statements included in this Prospectus.

WE ARE DEPENDENT ON THE PROCEEDS OF THIS OFFERING AND MAY REQUIRE ADDITIONAL FINANCING.

     Our capital requirements relating to the development and commercialization of our Rotorcam Engine have been and will continue to be significant. We are dependent on the proceeds of this offering or other financing in order to continue in business and to develop and commercialize the Rotorcam Engine. Based on our current plans and assumptions (including the timetable of, and costs associated with, the development and commercialization of our engine), we believe that the proceeds of this offering will be sufficient to satisfy our cash requirements for at least 24 months following the completion of this offering, assuming we receive at least $2 million of net proceeds in this offering. If our plans change, or if our assumptions change or prove to be inaccurate, or if the proceeds of this offering are not sufficient to fund our operations, we will be required to seek additional financing sooner than we currently anticipate. We cannot give you any assurance that the proceeds of this offering will be sufficient to permit us to successfully develop and commercialize the Rotorcam Engine. To the extent that the proceeds of this offering are not sufficient to enable us to generate meaningful revenues or achieve profitable operations, our inability to obtain additional financing will have a material adverse effect on us, including possibly requiring us to cease our operations. In addition, any implementation of our business plans following the 24 month period after this offering may require proceeds that are in excess of the proceeds of this offering. We cannot give you any assurance that we will be able to obtain such additional financing on commercially reasonable terms or on any terms. Moreover any financing that involves the issuance of our Common Stock could result in substantial dilution to the interests of our shareholders.

WE ARE NOT CERTAIN THAT WE WILL BE ABLE TO SUCCESSFULLY DEVELOP THE ROTORCAM ENGINE.

     Although we believe that we will be able to successfully develop and market our Rotorcam Engine, assuming we are able to obtain the funds necessary to develop a Second and Third Prototype of the engine, continued development efforts are subject to all of the risks inherent in the development of new products and technologies, including unanticipated delays, expenses, and technical problems or difficulties. We are not able to give you any assurance that we will be able to successfully complete our product development on a timely basis, or at all, or that unanticipated events will not occur which would result in increased costs or significant delays in product development or commercialization. Moreover, we cannot provide you with any assurance that the Rotorcam Engine will perform all of the functions for which it has been designed or prove to be sufficiently reliable in widespread commercial use.

WE ARE NOT CERTAIN THAT THE ROTORCAM ENGINE WILL ACHIEVE MARKET ACCEPTANCE OR THAT OUR COMMERCIALIZATION STRATEGY WILL PROVE TO BE SUCCESSFUL.

     The Rotorcam Engine, as a newly developed product, is subject to a high level of uncertainty. Achieving market acceptance for the Rotorcam Engine will require significant efforts and expenditures by us to create awareness and demand. We have not yet begun significant marketing activities, and we have limited experience and limited financial, personnel and other resources to independently undertake such activities. Our marketing strategy and plans may be unsuccessful, and they are subject to change as a result of a number of factors, including progress or delays in the our marketing efforts, changes in market conditions and economic, political, regulatory and competitive factors. To the extent that we are able to enter into satisfactory third-party marketing and distribution arrangements in the future, we will be largely dependent on the efforts of such third parties and on the marketability and sales of their products. We cannot give you any assurance that our strategy will result in successful product commercialization or that our efforts will result in an initial or continued market for the our Rotorcam Engine.

WE WILL BE SUBJECT TO SIGNIFICANT GOVERNMENTAL REGULATION.

     The application of the technology for the Rotorcam Engine, even if successfully developed, will be subject to a series of governmental regulations relating to safety, fuel efficiency and pollution. We cannot give you any assurance that the Rotorcam Engine will be able to meet these standards of pollution and safety. In addition, compliance with such regulations may cause delays and additional expense that may affect the commercial viability of the Rotorcam Engine. See "Business -- Government Regulation".

WE HAVE LIMITED PATENT PROTECTION.

     As a result of legal settlements signed on November 18, 1993 and June 26, 1996 between us and Jerome Murray, we obtained title to seven U.S. patents and four international patents, as well as rights to certain patents pending covering various aspects of the Rotorcam Engine. Of these seven U.S. patents, three remain in effect and four have expired due to lack of funds necessary to maintain them. Each of the foreign patents and the rights to patents pending have also expired due to a lack of funds necessary to acquire or maintain such patents. The patents that remain in effect each relate to certain design features of the Rotorcam Engine that we believe give the Rotorcam Engine advantages over conventional crankshaft internal combustion engines and prior cam type rotary engines. However, these patents will not eliminate competition from conventional crankshaft-type internal combustion engines or from cam-type rotary engines that do not employ the design features covered by the claims of our patents. In addition, we cannot give you any assurances that competitors or others will not duplicate the essential technology represented by the patents in such a way that it would not result in patent infringement. Such infringement could undercut or eliminate our revenues from sales of the Rotorcam Engine. Even if a competitor infringed on our patent rights, the expense of patent litigation may effectively hinder our ability to prosecute such claims. We may also be subject to competition from individuals or corporations in countries outside the countries where the patents have been granted that would be able to utilize the principles of the Rotorcam Engine and compete directly with us in the sale and manufacture of the Rotorcam Engine in those countries. See "Business -- Technology".

WE ARE SUBJECT TO INTENSE COMPETITION.

     We believe that competition in the alternative engine market is intense and that we are competing with other entities that have financial and other resources that are far greater than our own. Our research and development efforts are competing directly with those of major automobile manufacturers as well as with other commercial and industrial companies that have established and well financed research and development efforts covering existing engines as well as alternative engines. Our limited resources may hinder our ability to compete successfully with these better financed entities. See "Business -- Competition".

OUR MANAGEMENT HAS SIGNIFICANT CONTROL OVER THE COMPANY.

     Following completion of this Offering, our Board of Directors and management will beneficially own approximately 67% of our outstanding Common Stock. Accordingly, our management will have a significant voting influence in connection with the election of the directors of the Company and will have effective control of our business and affairs. See "Management," "Principal Shareholders" and "Description of Securities."

WE ARE DEPENDENT ON KEY PERSONNEL.

     Our success will be largely dependent on the efforts of Mr. Dwight Foster, our President and Chief Executive Officer. The loss of Mr. Foster's services could have a materially adverse effect on our business and prospects. Our success is also dependent upon our ability to hire and retain additional qualified management, marketing, financial and other personnel. Competition for qualified personnel is intense, and we cannot give you any assurance that we will be able to hire or retain qualified personnel. Our inability to attract and retain qualified management and other personnel could have a material adverse effect on us. See "Management."

WE MAY BE SUBJECT TO CONFLICTS OF INTEREST.

     We have entered into a promissory note agreement with our Chairman of the Board. See "Certain Transactions". We believe that such transaction was fair and reasonable to us and was on terms no less favorable than we could have obtained from unaffiliated third parties. We cannot give you any assurance, however, that future transactions or arrangements between us and our affiliates will continue to be advantageous to us, that conflicts of interest will not arise with respect to such transactions, or that if conflicts do arise, they will be resolved in a manner that is favorable to us. We will attempt to insure that any such future transactions will be on terms no less favorable to us than we could obtain from unaffiliated parties and that they will be approved by a majority of the independent and disinterested members of the Board of Directors. In addition, to the extent that the Board believes that it is appropriate to do so, we will obtain shareholder approval or fairness opinions in connection with any such transaction.

WE HAVE NEVER PAID ANY DIVIDENDS AND MAY NOT PAY DIVIDENDS IN THE FUTURE.

     We have never paid any dividends, and we cannot give you any assurance that our business will result in sufficient revenues to enable us to generate positive cash flow or to operate at profitable levels. For the foreseeable future, we anticipate that any earnings will be used to finance our growth and that we will not pay cash dividends to our stockholders. In addition, we may be restricted from paying dividends in the future by banks or other third parties that extend credit to us. Therefore, purchasers who anticipate the need for immediate income by way of dividends should restrain from the exercise of the Class B Warrants. See "Dividend Policy" and "Description of Securities."

POSSIBLE RESALES OF RESTRICTED SECURITIES UNDER RULE 144 MAY OCCUR.

     As of March 25, 2000, 63,453,434 shares of the Company's common stock were outstanding, of which 18,654,344 may be deemed to be "Restricted Securities". In addition, as of March 25,2000 Mr. Anthony Campo, the Chairman of the Board of the Company, had the right to acquire 100 million additional shares of our Common Stock by converting amounts we owe Mr. Campo into shares of our Common Stock. See "Certain Transactions". If Mr. Campo should exercise his right to acquire these additional shares, they would also constitute Restricted Securities. The Restricted Securities may under certain circumstances be available for public sale by means of ordinary brokerage transactions in the open market pursuant to Rule 144 enacted under the Securities Act, subject to certain limitations. In general, under Rule 144, a person who has satisfied a one-year holding period may sell within any three-month period a number of shares that does not exceed the greater of 1% of the then outstanding shares of common stock or the average weekly trading volume of such stock during the four calendar weeks prior to his or her sale. Rule 144 also permits, under certain circumstances, the sale of securities, without any limitation, by a person who is not an affiliate of the Company and who has satisfied a two-year holding period. Any sale of a substantial number of shares of our Common Stock in accordance with Rule 144 could have an adverse effect on the market price of our Common Stock. See "Shares Eligible for Future Sale".

WE MAY REDEEM THE CLASS B WARRANTS AT ANY TIME FOR A NOMINAL AMOUNT.

     We may redeem the Class B warrants at any time by giving warrant holders 30 days' prior written notice of our intention to do so, at $.0001 per Class B Warrant. Redemption of the Class B Warrants would compel warrant holders either to exercise the Class B Warrants at a time when it may not be advantageous for them to do so or to accept the redemption price, which is likely to be significantly lower than the market value of the Common Stock underlying the Class B Warrants. See "Market for Common Stock" and "Description of Securities."

WE ARE REQUIRED TO CONTINUE TO MAINTAIN A CURRENT PROSPECTUS RELATING TO THE COMMON STOCK THAT MAY BE ACQUIRED ON EXERCISE OF THE CLASS B WARRANTS.

     Holders of the Class B Warrants will only have the right to exercise their Warrants if a current prospectus relating to the shares underlying the Class B Warrants is then in effect and only if such shares are registered for sale or are exempt from registration under applicable securities laws of the states in which the warrant holders reside. We presently intend to register the shares or apply for exemptions from registration in the states of New York, New Jersey, Florida, Connecticut, Maryland, California, Illinois, Pennsylvania, Alabama, Michigan, North Carolina, Ohio, Rhode Island, Virginia, Minnesota, Texas, Washington, Arizona, Indiana, Oklahoma and Massachusetts. A holder of the class B warrants may be deprived of the value of his or her Class B Warrants if a current prospectus covering the underlying shares is not in effect, or if the underlying shares are not registered in the state in which the warrant holder resides and an exemption from such registration is not available.

YOU WILL EXPERIENCE IMMEDIATE DILUTION UPON EXERCISE OF YOUR WARRANTS.

     If you exercise your Class B warrants, you will suffer immediate dilution in the net tangible book value of the underlying Common Stock that you acquire when you exercise such Warrants amounting to approximately $0.138 per share if all of the Class B Warrants are exercised. See "Dilution".

THE EXERCISE PRICE OF THE WARRANTS WAS DETERMINED ARBITRARILY.

     We and the underwriter of our initial public offering determined the exercise price of the Class B Warrants arbitrarily, and such price bears no relationship to the economic value of the Company's assets, book value or any other recognized criteria of investment value. See "Determination of Exercise Price."

THERE IS A LIMITED MARKET FOR OUR COMMON STOCK.

     Presently, there is a limited trading market for our Common Stock. We are not able to provide you with any assurance that such trading market will be sustained, or that you will be able to sell your Common Stock at acceptable prices. See "Market For Common Stock."

WE MAY BE DEPENDENT ON OUTSIDE ADVISORS.

     In order to supplement the business experience of our management, we may be required to employ engineers, technical experts, appraisers, attorneys, accountants or other consultants or advisors. We may select any such advisors without any input from our stockholders. Furthermore, we anticipate that such persons may be engaged on an "as needed" basis without a continuing fiduciary or other obligation to us. It is also possible that we may hire individuals who are our affiliates as outside advisors.

WE HAVE BROAD DISCRETION AS TO THE USE OF THE PROCEEDS OF THIS OFFERING.

     We presently intend to use the net proceeds of this offering for development of a Second and a Third Prototype of the Rotorcam Engine; for repayment of a portion of our outstanding debt to the Chairman of the Company; and for working capital. However, we reserve the right to use the net proceeds of this offering to finance other opportunities consistent with our plan of operation, based on facts and circumstances which may develop after the completion of this offering. See "Business" and "Use of Proceeds."

THE DELAWARE GENERAL CORPORATION LAW CONTAINS ANTI-TAKOVER PROVISIONS.

     As a Delaware corporation, we are governed by the provisions of Section 203 of the General Corporation Law of Delaware, an anti-takeover law enacted in 1988. As a result of Section 203, potential acquirers of the Company may be discouraged from attempting to engage in acquisition transactions with the Company, thereby possibly depriving our shareholders of certain opportunities to sell or otherwise dispose of their shares at above-market prices in connection with such transactions. See "Description of Securities -- Business Combination Provisions".

OUR STOCK IS SUBJECT TO THE SEC'S PENNY STOCK RULES, WHICH MAY MAKE IT DIFFICULT TO SELL YOUR SHARES.

     Federal regulations under the Securities Exchange Act of 1934 regulate the trading of so-called "penny stocks". Penny stocks are generally defined as any security not listed on a national securities exchange or NASDAQ, priced at less than $5.00 per share, and offered by an issuer with limited net tangible assets and revenues. Under these rules, broker-dealers must take certain steps prior to selling a "penny stock," which include: (i) obtaining financial and investment information from the investor: (ii) obtaining a written suitability questionnaire and purchase agreement signed by the investor; and (iii) providing the investor a written identification of the shares being offered and in what quantity. If the Penny Stock rules are not followed by the broker-dealer, the investor has no obligation to purchase the shares. Accordingly, Penny Stock rules may make it more difficult for broker-dealers to sell our Common Stock, and purchasers of our Common Stock may have difficulty in selling their shares in the future in the secondary trading market.

                                USE OF PROCEEDS

     The net proceeds that we expect to receive from the sale of the 15,398,000 shares offered hereby are estimated to be $2,308,700, after deducting estimated expenses of $38,500. We intend to use such net proceeds as follows:

                                                            APPROXIMATE
                  APPLICATION OF PROCEEDS                   DOLLAR AMOUNT         PERCENTAGE
    ----------------------------------------------------    -------------         -------------
    Construction of a Second and Third Prototype of
      Rotorcam Engine (1)(4)............................     $ 1,500,000                65%
    Repayment of Indebtedness (2)(4)....................         300,000                13%
    Working capital (3)(4)..............................         508,700                22%
         TOTAL..........................................     $ 2,308,700               100%

(1) We estimate that the total cost of a Second Prototype of the Rotorcam Engine will be approximately $375,000 and that the total cost of a Third Prototype will be between $2 million and $3 million. If we can successfully construct a Second Prototype, we believe that we will be able to obtain a portion of the cost of building a Third Prototype through licensing the Rotorcam technology.

(2) At the sole option of our Chairman, Mr. Anthony Campo, we will repay up to $300,000 of the approximately $907,685 (inclusive of accrued interest) that we owed as of March 25, 2000 to Mr. Campo under our promissory note to him dated August 1, 1998 (See "Certain Transactions"). We have defaulted on all payments of principal and interest that have previously become due under the August 1, 1998 Note. The August 1, 1998 Note matures on August 1, 2000 and bears interest at 7.5% per annum.

(3) We intend to use this portion of the net proceeds for payment of salaries, professional fees, transfer agent fees and other general and administrative expenses.

(4) If we obtain less than the full net proceeds of $2,308,700, we intend to use the first $375,000 of such net proceeds to produce the Second Prototype, and we intend to allocate amounts in excess of $375,000 to the production of a Third Prototype, to the repayment of a portion of our Note to the Chairman, and to working capital in the proportions described in the table above.

     Based on our current plans and assumptions (including the timetable of, and costs associated with, development of a Second and Third Prototype of the Rotorcam Engine), we believe that the proceeds of this offering will be sufficient to satisfy our estimated cash requirements for at least 24 months following the completion of this Offering, assuming we receive at least $2 million of net proceeds in the Offering. In the event our plans or assumptions change or prove to be inaccurate, or if the proceeds of this Offering prove to be insufficient to fund operations (due to unanticipated expenses, delays, problems or otherwise), we may find it necessary or desirable to reallocate a portion of the proceeds within the above-described categories, to use proceeds for other purposes, to seek additional financing or to curtail our operations. We can not provide you with any assurances that we will be able to obtain additional financing on commercially reasonable terms or at all. See "Management's Discussion and Analysis or Plan of Operations."

     We will invest any proceeds not immediately required for the purposes described above principally in United States government securities, short-term certificates of deposit, money market funds or other short-term interest-bearing investments.

                                DIVIDEND POLICY

     We have not paid any cash dividends on our Common Stock since our inception, and we intend to retain any earnings in our Company. Therefore we do not anticipate paying any cash dividends in the foreseeable future.

                                    DILUTION

     Upon exercise of your Class B Warrants, you will incur immediate and substantial dilution. Dilution is determined by computing the difference between the exercise price of a Class B Warrant and the adjusted net tangible book value per share after this offering. Net tangible book value per share of Common Stock is determined by dividing the net tangible book value of the Company (total tangible assets less total liabilities) on such date by the number of outstanding shares of our Common Stock.

     As of January 31, 2000, we had a negative net tangible book value of ($1,340,636) or ($.021) per share. After giving effect to our sale of 15,398,000 shares of Common Stock upon exercise of all of the outstanding Class B Warrants and our receipt of the estimated proceeds of such sale (less estimated expenses of this offering), our adjusted net tangible book value as of January 31, 2000 would have been approximately $968,064 or $.012 per share. This represents an immediate increase in net tangible book value of $.033 per share to existing shareholders and an immediate dilution of $.138 per share to individuals who exercise their Class B Warrants.

     We have provided below a table showing per share information on the increase in net tangible book value per share to current stockholders and the dilution per share to purchasers of shares underlying the Class B Warrants.

                             PER SHARE INFORMATION

    Negative net tangible book value per share before offering................     $(.021)

    Increase to current stockholders attributable to offering.................     $ .033

    Net tangible book value after offering....................................     $ .012

    Dilution per share to Warrantholders who exercise their Class B
      Warrants................................................................     $ .138

                            MARKET FOR COMMON STOCK

     Our Common Stock has been quoted on the over-the counter market since March 24, 1988 but has not been included in the NASDAQ system. The range of high and low bid quotations as reported by the National Quotation Bureau, Inc., without adjustment for retail markup, markdown or commission, for the periods indicated below are:

                                              YEAR ENDED JULY 31
                                  ------------------------------------------          SIX MONTH PERIOD
                                                                                           ENDED
                                        1999                     1998                 JANUARY 31, 2000
                                  ----------------         -----------------         ------------------
                                  HIGH        LOW          HIGH        LOW           HIGH          LOW
                                  -----      -----         -----      ------         -----         ----
1st Quarter.....................  $.07       $.01          $.05       $ .03          $.031         $.01
2nd Quarter.....................   .055       .02           .03         .005          .074          .01
3rd Quarter.....................   .05        .01           .01         .005
4th Quarter.....................   .11        .012          .015       .0075

     Reporting by the National Quotation Bureau, Inc. of quotations for our Common Stock does not evidence an established public trading market for such stock, and holders of our Common Stock may not be able to liquidate their investment at acceptable prices. Moreover, such quotations reflect inter-dealer prices without retail mark-up, mark-down or commission and may not be indicative of actual trading transactions. As of March 27, 2000 there were approximately 845 holders of record of our Common Stock.

     Holders of our Common Stock are entitled to receive dividends when and as declared by the Board of Directors out of funds legally available to pay such dividends. To date, no dividends have been declared or paid, and the Board of Directors has no present intention of declaring dividends on our Common Stock in the foreseeable future. Whether dividends are declared in the future will depend upon our profitability, financial condition and other factors deemed relevant by its Board of Directors.

                                 CAPITALIZATION

     Our capitalization as of January 31, 2000 and as adjusted assuming all 15,398,000 of the Class B Warrants are exercised with net proceeds of $2,308,700 and the deferral of payments of a note payable to the Chairman of the Company is set forth below.

                                                             JANUARY 31, 2000      AS ADJUSTED
                                                             ----------------      -----------
    Loans payable to Chairman(1)...........................    $    926,280        $   626,280
    Stockholders' deficiency -- Common stock, par value
      $.0001 per share, authorized: 200,000,000 shares;
      issued: 63,453,434 shares; 78,851,434 shares as
      adjusted for exercise of Class B Warrants............    $     (6,346)       $     7,886
    Additional paid-in capital.............................    $  2,169,351        $ 4,515,011
    Deficit accumulated in development stage...............    $ (3,516,333)       $(3,516,333)
    Total stockholders' deficiency.........................    $ (1,340,636)       $(1,006,564)

------------------

(1) See "Certain Transactions" and Note 4 to the Audited Financial Statements.

                         SELECTED FINANCIAL INFORMATION

     The operations data for the fiscal years that ended on July 31, 1999 and 1998 and the balance sheet data presented as of July 31, 1999 and 1998 provided below are derived from and should be read in conjunction with our more detailed audited financial statements, including the notes to such financial statements, that are included elsewhere in this Prospectus. The statement of operations data for the six month periods that ended on January 31, 2000 and 1999, and the selected balance sheet data as of January 31, 2000 presented below, are derived from and should be read in conjunction with our more detailed interim unaudited financial statements and the notes thereto also included elsewhere in the Prospectus. In our opinion, the unaudited condensed financial statements reflect all adjustments, consisting of normal recurring accruals, necessary to present fairly the information set forth below.

                                          SIX MONTHS ENDED                    YEAR ENDED
                                             JANUARY 31,                       JULY 31,
                                     ---------------------------      ---------------------------
                                        2000            1999             1999            1998
                                     -----------     -----------      -----------     -----------
    STATEMENT OF OPERATIONS DATA:
    Interest Income................  $         0     $         0      $         0     $         0
    Research and developments
      costs........................            0          14,750           14,750               0
    General and administrative
      expenses.....................       26,246          28,675          130,925          47,426
    Interest -- stockholder and
      affiliate....................       34,595          30,852           64,919          49,474
                                     -----------     -----------      -----------     -----------
    Totals.........................  $    60,841     $    74,277      $   210,594     $    96,900
    Net Loss.......................  $    60,841     $    74,277      $   210,594     $    96,900
    Net Loss per common share......  $      (NIL)    $      (NIL)     $     (.003)    $     (.002)

    BALANCE SHEET DATA:
    Working capital (deficiency)...  $   (10,237)    $   (74,277)     $  (254,503)    $   (12,479)
    Total Assets...................  $    83,154     $    96,976      $    90,900     $   113,555
    Note payable to stockholder and
      affiliate....................  $   926,280     $   887,780      $   917,780     $   673,814
    Total current liabilities......  $   497,510     $   847,064      $   387,995     $   425,476
    Noncurrent note payable to
      stockholder and affiliate....            0               0                0               0
    Total Liabilities..............  $ 1,423,790     $ 1,290,454      $ 1,370,694     $ 1,232,756
    Total stockholders' equity
      (deficiency).................  $(1,340,636)    $(1,193,478)     $(1,279,794)    $(1,119,202)

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS

     The following discussion provides information that we believe is relevant to your assessment and understanding of our results of operations and financial condition. This discussion should be read in conjunction with the financial statements and notes to the financial statements appearing elsewhere in this Prospectus.

     Statements in this Prospectus that are not statements of historical or current fact constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause our actual results to be materially different from the historical results or from any future results that are expressed or implied by such forward-looking statements. In addition to statements that explicitly describe such risks and uncertainties, you are urged to consider statements labeled with the terms "believes," "belief," "intends," "anticipates" or "plans" to be uncertain and forward-looking. The forward-looking statements contained in this Prospectus are also subject generally to other risks and uncertainties that are described from time to time in our reports filed with the SEC.

GENERAL

     We are a development stage company that began operations on October 13, 1987 and that is attempting to commercially exploit certain technology relating to a rotary internal combustion engine which would have certain advantages over, and provide an alternative to, conventional internal combustion engines. If we are able to develop the Rotorcam Engine to production stage, we intend to generate revenues primarily through the licensing of the engine technology and secondarily through the manufacture and sale of engines or related components or services.

                        FISCAL YEAR ENDED JULY 31, 1999
            AS COMPARED TO FISCAL YEARS ENDED JULY 31, 1998 AND 1997

RESULTS OF OPERATIONS

     We have never derived any revenues from our operations and have incurred cumulative losses from our inception on October 13, 1987 through July 31, 1999 of $3,455,490. Our revenues from inception through July 31, 1999, totaling $66,465, were derived from interest earned. There was no change in interest income earned in our fiscal year that ended on July 31, 1999, as was the case in fiscal 1998, due to a continued shortage of funds for investment purposes. We had no interest income during either fiscal 1999 or 1998 as a result of a decrease in the average amount of funds that were available to us for investment.

     Our cumulative loss from inception includes research and development costs of $854,653. Research and development costs increased to $14,750 in 1999 from $0 in 1998. We did not incur any research and development costs in fiscal 1998 due to a shortage of operating capital.

     Our cumulative loss from inception includes general and administrative expenses of $2,313,726. General and administrative expenses increased by 176% to $130,925 in fiscal 1999 from $47,426 in fiscal 1998 and decreased by 43% during fiscal 1998 from $82,828 in fiscal 1997. The increase in fiscal 1999 was due principally to increases in general and administrative expenses, such as legal and accounting fees, and other expenses.

     The cumulative loss from inception also includes past licensing fees of $57,260 that had accrued and been paid to one of our former officers. It includes interest expense of $296,316 on loans payable to our Chairman, Mr. Anthony Campo, and to one of our former officers. Interest expense increased to $64,919 in fiscal 1999 from $49,474 in fiscal 1998, or 31%. Interest expense decreased by 1% to $46,324 in fiscal 1998 from $46,713 in fiscal 1997 due to a decrease in interest costs associated with the amount outstanding of a promissory note from the Company to Mr. Anthony Campo.

     The net loss of $210,594 in fiscal 1999 increased by $113,694, or 117%, from fiscal 1998 due to increased research and development costs and general and administrative costs. The net loss of $96,900 in fiscal 1998 decreased by $74,024, or 43%, over the net loss of $170,924 in fiscal 1997. The net loss of $170,924 in fiscal 1997 decreased by $104,627, or 37%, from the net loss of $275,551 in fiscal 1996.

LIQUIDITY AND CAPITAL RESOURCES

     As of July 31, 1999 we had cash and short-term investments totaling $2,038 (compared to liquid assets of $12,675 at July 31, 1998), a working capital deficiency of $10,637 (compared to working capital of $11,998 at July 31, 1998), and a total stockholders' deficiency of $1,279,794 (compared to $1,119,202 at July 31, 1998). Cash balances decreased in fiscal 1999 because of the decrease in accounts payable, whereas the increase in working capital in fiscal 1998 was due to an increase in accounts payable and accrued expenses of $68,225. The stockholders' deficiency increased by $160,593 due to the net loss incurred in July 31, 1999, as compared to a $96,900 increase in stockholders' deficiency at July 31, 1998.

     As of July 31, 1999 we had current liabilities in excess of current assets of $385,958. Since we have not been able to commercially use our engine technology to generate any revenues through that date, we have suffered recurring losses from operations from inception that have generated the net capital deficiencies at July 31, 1999 and 1998 and significant working capital deficiencies from time to time. We do not expect to generate any significant revenues or positive cash flows during the twelve-month period subsequent to July 31, 1999. Cash flows used by operating activities were $254,603 and $12,479 in fiscal 1999 and fiscal 1998, respectively. The limited amount of liquid resources that were available to us as of July 31, 1999 and our inability to generate operating revenues and cash flows raise substantial doubts about our ability to continue as a going concern.

                       SIX MONTHS ENDED JANUARY 31, 2000
                AS COMPARED TO SIX MONTHS ENDED JANUARY 31,1999

RESULTS OF OPERATIONS

     Research and development costs decreased to $0 in January 2000 from $14,750 in January 1999. The decrease of $14,750 was due to lack of funds available for our use. We had to substantially reduce research and development activities due to our liquidity problems.

     General and administrative expenses decreased to $26,246 in January 2000 from $28,675 in January 1999, an 8% decrease. Decreased general and administrative expenses can also be attributed to lack of funds available to us.

     In addition to research and development and general and administrative expenses, our cumulative loss from inception includes past licensing fees of $0 during the six month period ended January 31, 2000, and ,cumulatively, $57,260 since inception. The elimination of licensing fees is the result of the legal settlement reached in fiscal 1994.

     The cumulative loss from inception also includes interest expense of $330,911 on promissory notes payable to our Chairman. Interest expense increased to $34,595 in the second quarter of 2000 from $30,852 in 1999, primarily as a result of increased loans made to us by the Chairman.

     The net loss of $60,841 in the period ended January 31, 2000 decreased by $13,436, or 18%, over the net loss of $74,277 in the comparable 1999 period. Decreases in general and administrative costs and in research and development costs caused the overall decrease.

LIQUIDITY AND CAPITAL RESOURCES

     As of January 31, 2000,we had cash and short-term investments totaling $301 (compared to liquid assets of $2,038 at July 31, 1999), a working capital decrease of $1,737 (compared with a working capital decrease of $10,637 at July 31, 1999), and a total stockholders' deficiency of $1,340,636 (compared to $1,279,795 at July 31,1999). The stockholders' deficiency increased due to the net loss of $60,841 incurred during the six months ended January 31, 2000.

PLAN OF OPERATION

     As previously discussed, in July 1998 we entered into an agreement with SRI. Under our agreement with SRI, SRI agreed to provide an engineering study of the Rotorcam Engine at a cost of $9,750. SRI's study included an evaluation of existing Rotorcam Engine hardware and data, including test data on the current prototype, and design and analytical data that we had obtained to date. In addition, SRI agreed to prepare an evaluation report summarizing its findings and a technical and cost proposal for the next phase of work.

     In December 1998, SRI issued its Report in which SRI concluded that there were three (3) significant advantages of the Rotorcam Engine over conventional reciprocating engines: higher torque at a specified rpm, a potential of improved cycle efficiency and energy savings, and the improvement of overall efficiency and packaging resulting from the ability to eliminate a gear box.

     In response to the Report, assuming funding becomes available, which we cannot provide you any assurances will occur, we have determined to redesign and rebuild a Second Prototype to address the issues raised by SRI in its Report. We estimate that the cost of such Second Prototype will be approximately $350,000 to $375,000 and that it will take approximately 15 to 18 months from the time such funding becomes available to complete.

     If the Second Prototype shows clear advantages of the Rotorcam Engine over conventional reciprocating engines in a specific market, and if the necessary funds are then available, we plan to commission the development of a Third Prototype, which would be designed to address the performance, cost, reliability and producibility issues associated with the chosen market.

     We estimate that the cost to develop such a Third Prototype would be between $2 million and $3 million and that it would take between 18 to 24 months from the time the Second Prototype is completed and such funding becomes available to complete. During this phase of development we plan to commission the production of several variations of the Third Prototype that would be used for different purposes, including performance development, durability assessment, and demonstrators to be used in field testing.

     We are attempting to locate a funding source for the $350,000 to $375,000 amount required to complete the Second Prototype. Since June 1998, we have been attempting to obtain Small Business Innovation Research grant money from the Lewis Research Center of the National Aeronautics and Space Administration. The evaluation work provided by SRI, as described in its Report, has made us eligible to obtain Phase I and Phase II grants from the Lewis Research Center. However, we cannot give you any assurances that our applications for such grants will be approved or, even if approved, that such grants will provide sufficient funding to complete the Second Prototype. Other possible sources for funding include, exercise of our 15,398,000 outstanding Class B Warrants in this Offering, an offering our equity securities, and/or borrowing from private sources. We intend to attempt to raise the funds necessary to complete the Second Prototype from such sources but we cannot give you any assurances that we will be able to do so. If we are unable to raise such funds, we may never be able to further develop the Rotorcam Engine.

     We believe that if the Second Prototype is successfully completed, we will be able to raise sufficient funds to complete the Third Prototype from research grants, licensing fees and/or equity financing. However, since a decision to proceed with a Third Prototype will depend on the results obtained from the Second Prototype, we cannot give you any assurances that we will decide to build a Third Prototype or that we will, in fact, be able to obtain sufficient funds to complete such Third Prototype. Since a Third Prototype is essential to our ability to market the Rotorcam Engine, any determination by us that it is not advisable to produce the Third Prototype, or our financial inability to do so, will have a materially adverse effect on our ability to successfully market the engine.

     In view of the projected extended period of time that we estimate it will take to complete the Second and Third Prototypes, assuming that we are able to obtain the funds to do, of which we cannot provide you with any assurances, we are presently seeking opportunities that will permit us to diversify into businesses in addition to the Rotorcam Engine. Our current diversification efforts are focused on two recently formed businesses owned jointly by Mr. Anthony Campo, the Chairman of the Company, and Mr. Dwight Foster, the President of the Company.

     One of the Campo-Foster businesses manufactures and distributes a line commercial degreasers that are environmentally safe and are not harmful to contact surfaces or users. Products will be marketed to the automotive, restaurant, marine, airline and other industries. Although this company has begun sales, it has not achieved significant revenues to date. The second Campo-Foster business is presently engaged in researching and developing an emissions neutralizer control system that would counteract the pollutants generated by fuel burning devices and equipment.

     If one of or both of the Campo-Foster business begins to achieve profitability, Messrs. Campo and Foster plan to merge such profitable business(es) into the Company. Any such transaction would be approved by the disinterested members of our Board of Directors.

     Each of the Campo-Foster businesses is an early stage company, and we cannot provide you with any assurances that either of them will achieve profitability at any time. Therefore, shareholders should not assume that we will merge with both or even one of these businesses at any time. Moreover, we have not entered into a binding agreement with Messrs. Campo and Foster, and, therefore, they are not legally obligated to proceed with a merger even if the Foster-Campo businesses achieve profitability.

YEAR 2000 READINESS

     Due principally to the fact that the Rotorcam Engine is in the prototype stage, we have not found it necessary to expend any amounts to date to address Year 2000 remediation issues. Moreover, we do not anticipate expending any significant amounts in the future for remediation of Year 2000 problems.

                                    BUSINESS
BACKGROUND

     We are a development stage corporation formed under Delaware law on October 13, 1987 to exploit commercially an internal combustion engine that would run on fuels other than gasoline, that would have significantly fewer parts, and that would be lighter and operate more efficiently than conventional internal combustion engines. Although the Rotorcam Engine is an internal combustion engine, it differs from existing engines in that its four cylinders lie radially, ninety degrees apart and rotate around the engine's central axis. The Rotorcam Engine's cylinders radiate outward from a central axle like the spokes of a wheel with the heads of the cylinders pointing inward. At the end of each piston arm is a small wheel which runs along the inside of a large flat ring that encloses the whole engine. The ring is oval in shape so that, when the cylinders rotate around the central axle, the pistons are pushed in and out as the wheels roll from the narrow part of the oval ring to the wide part. As they rotate, a large port in each cylinder successively passes apertures through which the air-fuel mixture enters and exhaust gases exit.

     In October 1987 we acquired from our predecessor, Rotorcam Technology Corp., an assignment of license under which we obtained the exclusive right and license to exploit all existing technology relating to the Rotorcam Engine, which had previously been licensed to Rotorcam Technology Corp. by one of our former officers.

     In July l993 we filed a lawsuit against two of our former officers and directors (referred to herein as the "Murrays"). On November 18, 1993 we entered into a settlement agreement terminating the litigation, under which we agreed to pay to the Murrays $75,000, subject to certain contingencies, and to deliver a promissory note in the principal amount of $50,000. In return, the Murrays agreed to return ten million shares of our Common Stock that they owned at such time and to transfer to us title to all of their patents for the Rotorcam Engine.

     Subsequently, certain of our shareholders brought a class action lawsuit against the Murrays in the Superior Court of Morris County, New Jersey, alleging fraud and misrepresentation. On June 25, 1996 a Stipulation of Settlement was executed by us, the plaintiff class and the Murrays, and on September 24, 1996 the Court approved the settlement under which we paid the Murrays $26,769 and received in return, on behalf of our shareholders, 27,306,100 shares of our Common Stock that were previously owned by the Murrays. Of the 27,306,100 shares tendered by the Murrays, 2,548,867 were transferred to the law firm that represented the plaintiff class in partial payment of their legal fees and disbursements, and we cancelled the remaining 24,757,233 shares.

     We continue to believe that pollution and depleting petroleum resources continue to stimulate commercial interest in engines designed to run on alternative fuels. Although numerous alternative engines have been researched and developed by both the government and the private sectors, none has received widespread commercial acceptance. We have been engaged in the research, design and development of the Rotorcam Engine technology since the our inception in 1988. Since inception, we have spent, all together, approximately $840,000 on such research and development. However, due principally to a shortage of operating funds, we incurred only $14,750 for research and development costs during our 1999 fiscal year and did not spend any amount for research and development during either our 1998 or 1997 fiscal years.

     From March 1988 through December 1989, we carried out the design and production of a prototype of the Rotorcam Engine. In January 1990 we tested the Rotorcam Engine using gasoline fuel. The Rotorcam Engine achieved combustion, operated under its own power and maintained a stable speed. After this testing, we made certain modifications to the Rotorcam Engine and resumed testing to obtain additional performance information and engineering data for further development. Design changes to the prototype that we implemented in the latter part of 1992 reduced the availability of the Rotorcam Engine for demonstration purposes and the gathering of engineering data. We subsequently retrofitted the prototype with new components, thereby restoring it to demonstrator status. In September 1995 we successfully converted the engine to operate on propane, and it has continued to operate on propane to date.

     In March 1997 we entered into an agreement with the U.S. Merchant Marine Academy at Kings Point, New York to house the Rotorcam Engine and related equipment at the Academy's engineering and teaching facilities. We agreed to pay the Academy $200 per month for one year for use of its facilities. The Academy agreed to assist us with its preliminary analysis of the Rotorcam Engine and to provide us with a letter of support in order to assist us in acquiring research grants.

     In July 1998 we entered into an agreement with the Southwest Research Institute of San Antonio, Texas ("SRI"). SRI is generally considered to be one of the country's foremost independent research institutes with approximately 2,500 scientists, engineers and support personnel. SRI conducts an average of 1,500 nationally and internationally sponsored projects each year. Under our agreement with SRI, SRI agreed to provide an engineering study of the Rotorcam Engine at a cost of $9,750. SRI's study included an evaluation of existing Rotorcam Engine hardware and data, including test data on the current prototype, and design and analytical data that we had obtained to date. In addition, SRI agreed to prepare an evaluation report summarizing its findings and a technical and cost proposal for the next phase of work. In September 1998, with the agreement and consent of the Merchant Marine Academy, we moved the Rotorcam Engine from the Academy to SRI's facility in San Antonio, Texas.

     In December 1998, SRI issued its report on the results of the testing of the Rotorcam Engine (the "Report"). In the Report, SRI concluded that there were three (3) significant advantages of the Rotorcam Engine over conventional reciprocating engines: higher torque at a specified rpm, a potential of improved cycle efficiency and energy savings, and the improvement of overall efficiency and packaging resulting from the ability to eliminate a gear box. However, SRI also concluded that certain advantages of the Rotorcam Engine that we had previously believed existed, based on our prior research, were not supported by the evidence that it had gathered during its review. In particular, SRI concluded that the prototype did not necessarily possess advantages over conventional reciprocating engines with respect to high power-to-weight ratio, low manufacturing and maintenance costs, improved packaging, multi-fuel potential, and variable compression ratio. In addition to its findings, the Report recommended potential applications for the Rotorcam Engine, including off-road power equipment, utility equipment and gensets.

     In response to the Report, assuming funding becomes available, which we cannot provide you any assurances will happen, we have determined to redesign and rebuild a second generation prototype of the Rotorcam Engine ("Second Prototype") to address the issues raised by SRI in its Report. We estimate that the cost of such Second Prototype will be approximately $350,000 to $375,000 and that it will take approximately 15 to 18 months from the time such funding becomes available to complete. The development work on the Second Prototype will address substantially all of the technical problems of the first prototype and be divided into six (6) phases:

     Phase I Cycle simulation analysis to study and optimize the particular features that make the Rotorcam Engine unique;

     Phase II Redesign of the seals for the engine;

     Phase III Redesign of combustion chambers, pistons and cylinders;

     Phase IV Manufacture of the Second Prototype, which would contain new components, including a static seal plate, sliding seals and springs, combustion caps, cylinders, pistons, spark plugs, and ignition timing contacts;

     Phase V Assembling the Second Prototype in preparation for a test program, the objective of which would be to evaluate the capability of the Rotorcam Engine for producing power and torque, engine speed range over which the engine can be successfully operated, fuel economy and emissions of key exhaust pollutants; and

     Phase VI Testing the Second Prototype to evaluate key performance measurements, including engine rotating speed and torque, mass air flow, mass fuel flow, exhaust temperature, exhaust oxygen concentration and gaseous emissions.

     If the Second Prototype shows clear advantages of the Rotorcam Engine over conventional reciprocating engines in a specific market, and if the necessary funds are then available, we plan to commission the development of a third prototype ("Third Prototype") of the engine. The Third Prototype would be designed to address the performance, cost, reliability and producibility issues associated with selected markets.

     We estimate that the cost to develop such a Third Prototype would be between $2 million and $3 million and that it would take between 18 to 24 months from the time the Second Prototype is completed and such funding becomes available to complete. During this phase of development we plan to commission the production of several variations of the Third Prototype that would be used for different purposes, including performance development, durability assessment, and demonstrators to be used in field testing.

     We are attempting to locate a funding source for the $350,000 to $375,000 amount required to complete the Second Prototype. Since June 1998, we have been attempting to obtain Small Business Innovation Research grant money from the Lewis Research Center of the National Aeronautics and Space Administration. The evaluation work provided by SRI, as described in its Report, has made us eligible to obtain Phase I and Phase II grants from the Lewis Research Center. However, we cannot give you any assurances that our applications for such grants will be approved or, even if approved, that such grants will provide sufficient funding to complete the Second Prototype. Other possible sources for funding include exercise of our 15,398,000 outstanding Class B Warrants in this Offering, an offering of the Company's equity securities, and/or borrowing from private sources. We intend to attempt to raise the funds necessary to complete the Second Prototype from such sources but we cannot give you any assurances that we will be able to do so. If we are unable to raise such funds, we may never be able to further develop the Rotorcam Engine.

     We believe that if the Second Prototype is successfully completed, we will be able to raise sufficient funds to complete the Third Prototype from research grants, licensing fees and/or equity financing. However, since a decision to proceed with a Third Prototype will depend on the results obtained from the Second Prototype, we cannot give you any assurances that we will decide to build a Third Prototype or that we will, in fact, be able to obtain sufficient funds to complete the Third Prototype. Since a Third Prototype is essential to our ability to market the Rotorcam Engine, if we determine that it is not advisable to produce the Third Prototype, or if we are financially unable to do so, we may never be able to successfully market the Rotorcam Engine.

     In view of the projected extended period of time that we estimate it will take to complete the Second and Third Prototypes, assuming that we are able to obtain the funds to complete such prototypes, of which we cannot provide you any assurances, we are presently seeking opportunities that will permit us to diversify into businesses in addition to the Rotorcam Engine. Our current diversification efforts are focused on two recently formed businesses owned jointly by Mr. Anthony Campo, the Chairman of the Company, and Mr. Dwight Foster, the President of the Company.

     One of the Campo-Foster businesses manufactures and distributes a line commercial degreasers that are environmentally safe and are not harmful to contact surfaces or users. Products will be marketed to the automotive, restaurant, marine, airline and other industries. Although this company has begun sales, it has not achieved significant revenues to date. The second Campo-Foster business is presently engaged in researching and developing an emissions neutralizer control system that would counteract the pollutants generated by fuel burning devices and equipment.

     If one of or both of the Campo-Foster business begins to achieve profitability, Messrs. Campo and Foster plan to merge such profitable business(es) into the Company. Any such transaction would be approved by the disinterested members of our Board of Directors.

     Each of the Campo-Foster businesses is an early stage company, and we cannot provide you with any assurances that either of them will achieve profitability at any time. Therefore, shareholders should not assume that we will merge with both or even one of these businesses at any time. Moreover, we have not entered into a binding agreement with Messrs Campo and Foster, and, therefore, they are not legally obligated to proceed with a merger even if the Foster-Campo businesses achieve profitability.

MARKETING

     If we are able to raise the capital needed to complete the Third Prototype, then, during the period in which the Third Prototype is being developed, we intend to determine appropriate markets for the Rotorcam Engine. Based on SRI's Report, we currently believe that a market is available for the Rotorcam Engine in off-road terrain equipment, such as earth-moving farm equipment, tanks, pony engines, marine engines, generators, and co-generation systems that are used to cool, as well as to provide an electrical power source for, home and industry. If we are successful in our attempts to produce an engine that is commercially viable, we intend to attempt to enter into licensing or contract manufacturing arrangements with other companies for production and sale of the Rotorcam Engine.

COMPETITION

     We believe that competition in the alternative engine market is intense and that we are competing with other entities that have financial and other resources far greater than our own. Our research and development efforts are competing directly with major automobile manufacturers as well as with other commercial and industrial companies that have established and well financed research and development efforts in enhancement and improvements to existing engines as well as in the development of alternative engines. Our limited resources may hinder our ability to compete successfully. Moreover, unless we receive substantial additional financing, it is unlikely that we will be able to commercially exploit the Rotorcam Engine. Again, we cannot give you any assurances that we will receive any additional funding.

     If we are able to obtain sufficient funds to commercially exploit the Rotorcam Engine, we expect to compete primarily on the basis of technological advantage, which will permit favorable product cost and performance differentials. Since engine technology is subject to rapid and dramatic changes, however, competitors may develop better approaches to such technology, that would seriously and adversely affect our ability to compete with them.

TECHNOLOGY

     Under legal settlements signed in 1993 and 1996 with the Murrays, we obtained title to seven U.S. patents and four international patents as well as rights to various patents pending. Of these seven U.S. patents, three remain in effect and four have expired due to lack of funds necessary to maintain such patents. Each of the foreign patents and the rights to patents pending have also expired due to a lack of funds necessary to acquire or maintain such patents.

EMPLOYEES AND CONSULTANTS

     We currently have one employee, Mr. Dwight Foster, whom the Board appointed as our President and Chief Executive Officer in December 1998. Mr. Anthony Campo, who is our Chairman of the Board, Executive Vice-President, Secretary and Treasurer, also provides us with general administrative services. We have previously, from time to time, also retained the services of a consultant, who provides us with engineering services as needed, with payment being made on an hourly basis.

RECENT ISSUANCES OF SHARES

     The Board of Directors authorized the issuance of 2.5 million shares of the Company's Common Stock to Mr. Joseph Pesko in consideration of his prior consulting and financing services to the Company. As of the issuance date of March 15, 1999, such shares had a per share value of $.03 and an aggregate value of $75,000.

PROPERTIES AND LEGAL PROCEEDINGS

     The Company does not presently own or lease any properties and is not a party to any legal proceedings.

GOVERNMENT REGULATION

     If successfully developed, the Rotorcam Engine will be subject to a series of governmental regulations with respect to safety, fuel efficiency and pollution. We cannot provide you with any assurance that the Rotorcam Engine will be able to meet these standards of pollution and safety. In addition, the assembly and manufacture of products containing the Rotorcam Engine will be subject to Federal and State regulations. We intend to comply with all regulations that may be applicable to our business; however, the compliance with such regulations may cause delays and additional expense, which could adversely affect the commercial viability of the Rotorcam Engine.

                                   MANAGEMENT

     In December 1998, Mr. Anthony Campo resigned as President and Chief Executive Officer of the Company but remained as Chairman of the Board, and the Board appointed Mr. Dwight Foster as President and CEO and Mr. Campo as Executive Vice President, Secretary and Treasurer. In December 1998, the Board appointed Mr. Frank Pecorella as a Director of the Company, and in March 2000, the Board appointed Mr. Dwight Foster as a Director of the Company. Our present executive officers and directors, their ages and present positions are as follows:

                                                                                         FIRST YEAR
             NAME                AGE                       POSITION                        ELECTED
------------------------------   ---    ----------------------------------------------   -----------
Anthony Campo.................   60     Chairman of the Board, Executive Vice
                                        President, Secretary and Treasurer                  1993
Dwight Foster.................   51     Director, President and Chief Executive
                                        Officer                                             2000
Frank Pecorella...............   48     Director                                            1998

     All of our directors will hold office until the next annual meeting of the shareholders and until their successors have been duly elected and qualified. All of our executive officers will hold office until the next annual meeting of the directors and until their successors have been duly appointed and qualified.

ANTHONY S. CAMPO

     Mr. Anthony S. Campo has been a Director of the Company since January 1993. He was elected Chairman of the Board on July 28 1995 and was appointed Secretary of the Company in December 1995 and President and Chief Executive Officer in December 1997. In December 1998, Mr. Campo resigned as President and Chief Executive Officer and was appointed as Executive Vice President, Secretary and Treasurer of the Company. Mr. Campo has been President of Chester Hill Manors, Inc. from June 1996 to the present and of The Campo Organization, Inc. from December 1998 to the present. From June 1996 to December 1996, he was President of Archwood Estates, Inc. Each of such companies developed and constructed residential housing.

DWIGHT FOSTER

     Mr. Dwight Foster was elected President and Chief Executive Officer of the Company in December 1998 and was appointed to the Board of Directors in March 2000. Since September 1997, Mr. Foster has been acting as a liaison between the Company and Southwest Research Institute, a well-known not for profit research and development organization. From 1983 to the present Mr. Foster has been the owner/operator of the National Automobile Dealers Exchange Services, which represents automobile dealers at premier automobile auctions. In addition, from 1972 to the present, Mr. Foster has been employed as a consultant to start-up and emerging companies, advising such companies on product development, marketing, public relations and financing. From February 1999 to the present, Mr. Foster has acted as President of Sierra Cleansafe USA, Inc., which markets and sells environmentally safe cleaning products.

FRANK PECORELLA

     Mr. Frank Pecorella was appointed as a member of the Board of Directors in December 1998. Since March 6, 2000, Mr. Pecorella has been employed by Citicorp Investment Services as an investment consultant. From February 1999 to February 2000, Mr. Pecorella was employed by Chase Investment Services as an investment consultant. From January 1996 to February 1999, Mr. Pecorella was employed by Citicorp Investment Services as an investment consultant, and from January 1989 through December 1995, Mr. Pecorella was employed by A.J. Michaels as a stock broker.

     There are no family relationships among our directors and officers.

                      EXECUTIVE AND DIRECTOR COMPENSATION

     Our President and Chief Executive Officer, Mr. Dwight Foster, who was appointed to these offices in December 1998, did not receive any cash or other compensation for his services during fiscal 1998 or 1999 or from August 1, 1999 to date. However, our Board of Directors is presently negotiating with Mr. Foster for the grant of up to 10 million shares of our Common Stock as compensation for Mr. Foster's past and future services. Any grant in excess of 2 million shares would be conditioned on the Company's meeting certain financial and operating goals to be determined by agreement between the Company and Mr. Foster. The Board expects to conclude its negotiations on this matter within the next 60 days.

     Mr. Anthony Campo, our Chairman of the Board, Executive Vice President, Secretary and Treasurer, also received no compensation for his services to us during our fiscal years ended July 31, 1999, 1998 or 1997. No other person served as an executive officer of the Company during the fiscal year ended July 31, 1999, and none of our directors received any compensation for serving in such capacity during our fiscal years ended July 31, 1999 or 1998.

     The Board is considering the grant of up to 2 million shares of restricted Common Stock or of a non-qualified option to purchase up to 2 million shares of our Common Stock to Mr. Frank Pecorella, in consideration of his past and future services as a Director of the Company. The Board intends to make its determination within 60 days.

     Our prior Key Employee Stock Option Plan terminated by its own terms in October 1997. No options that were granted under that plan were exercised during fiscal years ended 1999 or 1998, and no options granted under such plan are presently outstanding. We do not presently have any other option plan or any defined benefit plan in effect.

     We do not have any employment agreement with any of our executive officers, nor are there any compensatory plans or arrangements that would provide compensation to any executive officer upon his or her resignation, retirement or other termination of employment, or as a result of a change in control of the Company or a change in such executive officer's responsibilities following a change in control of the Company.

                             PRINCIPAL SHAREHOLDERS

     We have provided below information as of March 25, 2000 concerning the beneficial ownership of our Common Stock by (i) all persons whom we know to own beneficially 5% or more of our Common Stock, (ii) each of our directors and executive officers individually, and (iii) all of our directors and executive officers as a group.

                     NAME AND ADDRESS                        AMOUNT AND NATURE OF         PERCENT OF
                OF BENEFICIAL OWNER (1)(2)                   BENEFICIAL OWNERSHIP          CLASS
----------------------------------------------------------   --------------------         ----------
Anthony S. Campo (3)......................................        109,043,500                65.9%
Dwight Foster (4).........................................             96,500                .015%
Francis Pecorella.........................................          1,415,000                 2.2%
All Directors and Executive Officers as a Group (3
persons)..................................................        110,555,000                66.8%

(1) Unless otherwise indicated, the address of each beneficial owner is in care of the Company, P.O. Box 224, Landing, New Jersey 07850.

(2) Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them. A person is deemed to be the beneficial owner of securities, which may be acquired by such person within 60 days from the date of this Prospectus upon the exercise of options, warrants or convertible securities. Each beneficial owner's percentage ownership is determined by assuming that options, warrants or convertible securities that are held by such person (but not those held by any other person) and which are exercisable or convertible within 60 days of this Prospectus have been exercised or converted.

(3) In addition to 3,960,000 owned individually by Mr. Campo, includes (i) 2,150,000 shares held by Mr. Campo's wife, (ii) 922,400 shares held by Mr. Campo's children, (iii) 1,100,000 shares that may be acquired by Mr. Campo upon the exercise of Class B Warrants, (iv) 911,100 shares that may be acquired by the children of Mr. Campo upon exercise of Class B Warrants, and
    (v) 100,000,000 shares that may be acquired by Mr. Campo upon the conversion of his Promissory Note from the Company dated August 1, 1998 (see "Certain Transactions".)

(4) Includes 21,500 shares held by Mr. Foster's wife.

                              CERTAIN TRANSACTIONS

     On April 20, 1994, in consideration of prior loans made to us by Mr. Anthony Campo, we issued to Mr. Campo a promissory note in the amount of $100,000. On November 15, 1994 we issued another promissory note to Mr. Campo for $79,300 in return for additional loans that he had made to us. On March 9, 1995 we again issued a new note in the amount of $328,000 to Mr. Campo that consolidated the amounts that we owed to him under the previous two notes and an additional $149,200 that he had advanced to us between November 15, 1994 and March 9, 1995.

     On October 20, 1995 we renegotiated the March 9, 1995 promissory note and issued a new note in the amount of $568,000, which included the former principal amount of $328,500, accrued interest thereon, additional cash advances that Mr. Campo had made to us during fiscal 1995, and our purchase of an engineering workstation and software from Mr. Campo. The new note bore interest at 7.5 % per annum and matured on July 1, 1998. The note was convertible, in whole or in part, into Common Stock of the Company at the conversion rate one share of our Common Stock for each of

$.0075 in principal of the note converted. The conversion feature was subject to anti-dilution. We did not make any payments to Mr. Campo under the October 20, 1995 promissory note.

     We subsequently issued a new promissory note to Mr. Campo, dated August 1, 1998, in the amount of $807,280, which consolidated amounts owed under the $568,000 note; accrued interest on such note to July 31, 1998 in the amount of $ 122,070; cash advances made by Mr. Campo to us or on our behalf between October 20, 1995 and July 31, 1998 in the amount of $60,090; cash advances in the amount of $42,000 made by Mr. Campo between May 6, 1993 and July 14, 1993 for which he had not previously been credited; and interest on such 1993 advances through July 31, 1993 in the amount of $15,120. The August 1, 1998 note bears interest at 7.5% per annum and matures on July 3l, 2000. The note may be converted into shares of our Common Stock at a conversion rate of one share of our Common Stock for each $.0075 in principal amount of the note converted. In March 2000, Mr. Campo agreed to limit the number of shares for which he may convert the August 1, 1998 Note to 100 million shares.

     We have defaulted on the payment of one-half of the principal amount due on August 1, 1999 and on our quarterly interest payments that were due on November 1,1998, February 1, May 1, August 1,and November 1, 1999, and February 1, 2000. As of March 25, 2000, a total of $100,405 in unpaid interest was owed to Mr. Campo under the August 1, 1998 Note. Since we do not have any revenues, it is very doubtful that we will be able to pay any interest or principal amounts due under the August 1, 1998 Note until such time as we have operating revenues or until we raise funds from an independent source, both of which events may not occur at any time. In addition to the right of converting amounts due under the
Note into Common Stock, as described above, Mr. Campo has the right at any time to declare amounts due under such note immediately due and payable. At Mr. Campo's option we will use up to $300,000 or the proceeds of this Offering to pay amounts due to Mr. Campo under the August 1, 1999 Note. See "Use of Proceeds".

     In addition to amounts due to Mr. Campo under the August 1, 1998 Note, since August 1, 1998, Mr. Campo has loaned the Company $173,515 for working capital. Interest on such amount is payable at the same rate as on the August 1, 1998 Note (7.5% per annum). Therefore, as of March 25, 2000, in addition to the amounts due to Mr. Campo under the August 1, 1998 Note, the Company owed Mr. Campo $184,105.

                           DESCRIPTION OF SECURITIES
COMMON STOCK

     We are authorized to issue 200,000,000 shares of Common Stock, par value $.0001 per share. As of March 25, 2000 there were 63,453,434 shares issued and outstanding. Holders of our Common Stock are entitled to one vote for each share held. There are no preemptive, subscription, conversion or redemption rights pertaining to our Common Stock. Holders of our Common Stock are entitled to share ratably in any of our assets that are available upon liquidation.

     Holders of our Common Stock are entitled to receive dividends when and as declared by the Board of Directors out of funds legally available to pay such dividends. To date, we have not paid any dividends, and our Board of Directors has no present intention of declaring dividends in the foreseeable future. Whether dividends are declared in the future will depend upon our profitability, our financial condition and other factors that the Board deems relevant.

     Of the 63,453,434 currently outstanding shares of our Common Stock, 18,654,434 may be deemed to be "restricted securities". The possible or actual sale of these restricted securities in accordance with Rule 144 adopted under the Securities Act of 1933 may have a depressive effect on the market price for our Common Stock that is prevailing at the time(s) if such sales.

CLASS B WARRANTS

     In our initial public offering made on February 26, 1988, we sold 15,000,000 units, each unit consisting of one share of Common Stock, $.0001 par value, one Class A Warrant and one Class B

Warrant. The Class A Warrants were exercisable immediately and expired on October 25, 1991. The Class B Warrants were exercisable immediately and were originally scheduled to expire on February 26, 1991. However, our Board has authorized the extension of the Class B Warrant exercise period each year, including through March 11, 2001. As of the date of this Prospectus, 14,898,000 Class B Warrants are outstanding at an exercise price of $.15 per share.

     We may redeem the Class B Warrants at any time, at a price of $.0001 per Class B Warrant, by giving warrant holders thirty days' prior written notice of our intention to do so. Holders of Class B Warrants may exercise their warrants prior to the expiration of such thirty day notice period. A holder of the Class B Warrants will not have any rights as a stockholder until he or she actually exercises such Class B Warrant. The number of shares that may be purchased upon exercise of the Class B Warrants and the exercise price of such Warrants are subject to proportionate adjustment in the event of stock splits or stock dividends involving our Common Stock.

UNDERWRITER'S CLASS B WARRANTS

     In accordance with the underwriting agreement between us and the underwriter of our initial public offering, the underwriter purchased, for $15, warrants (the "Underwriter's Unit Warrants"), to purchase , at $.075 per unit, 1,500,000 units, each unit consisting of one share of Common Stock, one Class A Common Stock Purchase Warrant to purchase one share of Common Stock at $.15 per share, and one Class B Common Stock Purchase Warrant to purchase one share of Common Stock at $.225 per share. Each of the Class A Common Stock Purchase Warrants expired by its own terms on September 26, 1991. As of the date of this Prospectus 500,000 Class B Common Stock Purchase Warrants, exercisable at $.225 per share, are still outstanding.

BUSINESS COMBINATION PROVISIONS

     You should be aware that we are subject to the provisions of Section 203 of the Delaware General Corporation Law. Under Section 203, certain "business combinations" between a Delaware corporation whose stock generally is publicly traded or held of record by more than 2,000 stockholders and an "interested stockholder" are prohibited for a three-year period following the date that such stockholder became an interested stockholder, unless certain conditions are met. The three-year prohibition does not apply to certain business combinations proposed by an interested stockholder following the announcement or notification of certain extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of the majority of the corporation's directors. The term "business combination" is defined generally to include mergers or consolidations between a Delaware corporation and an "interested stockholder," transactions with an "interested stockholder" involving the assets or stock of the corporation or its majority-owned subsidiaries, and transactions which increase an interested stockholder's percentage ownership of stock. The term "interested stockholder" is defined generally as a stockholder who, together with affiliates and associates, owns (or, within three years prior, did own) 15% or more of a Delaware corporation's voting stock. Section 203 could prohibit or delay a merger, takeover or other change in control of the Company and therefore could discourage attempts to acquire us.

                        SHARES ELIGIBLE FOR FUTURE SALE

     All of the Common Stock that is being registered under the Registration Statement will be freely tradeable without registration under the Securities Act except for securities acquired upon exercise of Class B Warrants by an affiliate of the Company.

     As of the date of this Prospectus, a total of 18,654,344 outstanding shares of our Common Stock are not registered under the Securities Act. Such unregistered securities may, however, under certain circumstances, be available for public sale by means of ordinary brokerage transactions in the open market in accordance with the provisions of Rule 144 that was enacted under the Securities Act, provided certain conditions are met.

     In general, under Rule 144 as currently in effect, a shareholder, including a shareholder who is one of our affiliates, may sell our Common Stock that he or she acquired prior to this offering after at least one year has elapsed since he or she acquired such stock from either us or one of our affiliates. The number of shares that he or she may sell within any three month period is limited to the greater of one percent of our then outstanding shares or the average weekly trading volume in our Common Stock during the four calendar weeks preceding the date on which such person filed a notice sale under Rule 144. Certain other requirements of Rule 144 concerning availability of public information, manner of sale and notice of sale must also be satisfied. In addition, a shareholder who is not one of our affiliates(and who has not been an affiliate for 90 days prior to the sale) and who beneficially owns shares that he or she acquired from us or one of our affiliates more than two years previously may resell his or her shares without compliance with the foregoing requirements under Rule 144.

     In addition, Rule 144A as currently in effect generally permits unlimited resales of certain restricted securities of any issuer provided that the purchaser is an institution that owns and invests on a discretionary basis at least $100,000,000 in securities or is a registered broker dealer that owns and invests $10,000,000 in securities. Rule 144A allows holders of restricted securities to sell their restricted securities to such institutions and registered broker-dealers without regard to any volume or other restrictions. Unlike under Rule 144, restricted securities sold under Rule 144A to non-affiliates do not lose their status as restricted securities.

     We cannot predict what effect, if any, that the sale or the availability for sale of shares of our Common Stock under Rule 144 and/or Rule 144A will have on the prevailing market prices of our Common Stock. Nevertheless, sales of substantial amounts of such shares in the public market could adversely affect prevailing market prices for the shares of Common Stock included in this offering.

                              PLAN OF DISTRIBUTION

     The Common Stock underlying the Class B Warrants will be continuously offered by the officers of the Company, who will receive no compensation for their efforts.

                         HOW TO EXERCISE YOUR WARRANTS

     You may exercise your Class B Warrants by filling in the information called for on the back of your original Class B Warrant Certificate and mailing the completed and signed original Class B Warrant Certificate, together with a certified or bank check payable to Murray United Development Corporation in the full amount of the warrant exercise price ($.15 x the number of shares for which you are exercising your Class B Warrants), by certified mail, return receipt requested, to American Stock Transfer and Trust Company, 6201 15th Avenue, 2nd Floor, Brooklyn, New York 11291, Attn: Warrant Exercise Unit.

                                INDEMNIFICATION

     We have the authority under the Delaware General Corporation Law (DGCL) to indemnify our directors and officers to the extent provided for in the DGCL. We may also purchase and maintain insurance on behalf of a person who is or was one of our directors, officers, employees or agents against liability asserted against or incurred by such person while acting in such capacity or arising from his or her status as a director, officer, employee or agent of the Company.

     Our Bylaws provide that we must indemnify, to the fullest extent permitted by law, any of our directors or officers who are made, are threatened to be made, or otherwise become a party to any action or proceeding as a result of the fact that such person was serving as a director and/or officer of the Company. The Bylaws further provide that we must pay expenses that a director or officer incurs in defending a proceeding prior to the final disposition of the proceeding, provided the director or officer agrees to repay any amounts that we advance if it is ultimately determined that the director or officer was not entitled to indemnification.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable.

     In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by one or more of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by any such director, officer or controlling person in connection with the securities being registered, we will, unless, in the opinion of our counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                 TRANSFER AGENT

     The Company's transfer and warrant agent is American Stock Transfer and Trust Company.

                        DETERMINATION OF EXERCISE PRICE

     We and the underwriter of our initial public offering made in 1988 arbitrarily determined the exercise price of the Class B Warrants. Although certain factors, including then prevailing market conditions, assessment of our management and commercial potential of our business, were considered in determining such exercise price, the exercise price did not then and does not now necessarily bear any relationship to our assets, book value, net worth or any other recognized criteria of investment value.

                                 LEGAL MATTERS

     All matters relating to legality of the shares offered hereby will be passed upon by our counsel, Haley Weinblatt & Calcagni, LLP, 300 Rabro Drive, Hauppauge, New York, 11788.

                                    EXPERTS

     The financial statements included in this Registration Statement have been examined and certified by James P. O'Day, CPA, P.C., as set forth in such firm's report appearing elsewhere in this Prospectus. Such financial statements are included herein in reliance upon such report and upon the authority of such firm as experts in accounting and auditing. During the last 11 years, Mr. O'Day's firm has provided accounting services to certain privately held businesses of Mr. Campo, the Chairman of the Company.

                        MURRAY UNITED DEVELOPMENT CORP.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                        PAGE NO.
                                                                                        --------
(i)      Report of Independent Auditors..............................................      F-1
(ii)     Audited Balance Sheets as of July 31, 1999 and July 31, 1998 and (unaudited)
           for the six month periods ended January 31, 2000 and January 31, 1999
           (Restated)................................................................      F-2
(iii)    Audited Statements of Operations for the fiscal years ended July 31, 1999,
           1998 and 1997 and (unaudited) for the six months periods ended January 31,
           2000 and January 31, 1999 (Restated)......................................      F-4
(iv)     Audited Statements of Changes in Stockholders' Equity (Deficiency) for the
           fiscal years ended July 31, 1999, 1998 and 1997 and (unaudited)for the six
           month periods ended January 31, 2000 and January 31, 1999 (Restated)......      F-5
(v)      Audited Statements of Cash Flows for the fiscal years ended July 31, 1999,
           1998, and 1997 and (unaudited) for the six month periods ended January 31,
           2000 and January 31, 1999 (Restated)......................................     F-12
(vi)     Notes to Financial Statements...............................................     F-13

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders
Murray United Development Corporation

We have audited the accompanying balance sheets of MURRAY UNITED DEVELOPMENT CORPORATION (A Company in the Development Stage) as of July 31, 1999 and 1998, the related statements of operations, cash flows and stockholders' equity (deficiency) for the years ended July 31, 1999, 1998 and 1997 and the cumulative amounts from October 13, 1987 (date of inception). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Murray United Development Corporation as of July 31, 1999 and 1998, and its results of operations and cash flows for the years ended July 31, 1999, 1998 and 1997 and the cumulative amounts from October 13, 1987 (date of inception), in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, as of July 31, 1999, the Company had not generated any operating revenues and had suffered recurring losses from operations from inception and had a net capital deficiency. These matters raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                                  James P. O'Day, C.P.A., P.C.

April 6, 2000
Glen Cove, New York

                     MURRAY UNITED DEVELOPMENT CORPORATION
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                                 BALANCE SHEETS
                             JULY 31, 1999 AND 1998

                                     ASSETS

                                                                           1999
                           Current assets                                (RESTATED)       1998
                                                                         ----------     --------

  Cash & cash equivalents............................................     $  2,038      $ 12,675

  Prepaid expenses...................................................           --            --
                                                                          --------      --------

  Total current assets...............................................     $  2,038      $ 12,675

Furniture & equipment, at
  cost, net of accumulated
  depreciation.......................................................       88,862       100,880
                                                                          --------      --------

Total Assets.........................................................     $ 90,900      $113,555
                                                                          --------      --------
                                                                          --------      --------

    The accompanying notes are an integral part of the financial statements.

                     MURRAY UNITED DEVELOPMENT CORPORATION
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                                 BALANCE SHEETS
                             JULY 31, 1999 AND 1998

                    LIABILITIES AND STOCKHOLDERS' DEFICIENCY

                      Current liabilities:                              1999            1998
                                                                     -----------     -----------

  Accounts payable and Accrued Expenses..........................    $   387,995     $   425,476
                                                                     -----------     -----------

  Total current liabilities......................................        387,995         425,476

Other liabilities:

  Accrued Interest Payable.......................................         64,919         133,466

  Notes payable--other stockholder...............................        917,780         673,814
                                                                     -----------     -----------

  Total other liabilities........................................        982,699         807,280
                                                                     -----------     -----------

  Total liabilities..............................................      1,370,694       1,232,756
                                                                     -----------     -----------

Stockholders' deficiency:

Common Stock, par value $.0001;
  Common Stock, par value $.0001;
  Authorized: 200,000,000 shares;
  issued and outstanding:
  63,453,434 and 60,953,434 shares...............................          6,346           6,096

Additional paid-in capital.......................................      2,169,351       2,119,599

Deficit accumulated in the development stage.....................     (3,455,491)     (3,244,897)
                                                                     -----------     -----------

  Total stockholders' deficiency.................................     (1,279,794)     (1,119,202)
                                                                     -----------     -----------

  Total Liabilities and Stockholders' Equity.....................    $    90,900     $   113,554
                                                                     -----------     -----------
                                                                     -----------     -----------

    The accompanying notes are an integral part of the financial statements.

                     MURRAY UNITED DEVELOPMENT CORPORATION
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                            STATEMENTS OF OPERATIONS
                    YEARS ENDED JULY 31, 1999, 1998 AND 1997
                  AND CUMULATIVE AMOUNTS FROM OCTOBER 13, 1987
                              (DATE OF INCEPTION)

                                                                                           CUMULATIVE
                                                   1999                        1997       AMOUNTS FROM
                                                (RESTATED)       1998       (RESTATED)     INCEPTION
                                                -----------   -----------   -----------   ------------

Income

Interest income...............................  $        --   $        --   $        --   $     66,465
                                                                                          ------------

Total income..................................                                                  66,465

Expenses

Research and Development costs................       14,750            --                      854,654

Licensing fees stockholder and affiliate......           --            --                       57,260

General and administrative expenses...........      130,925        47,426       121,061      2,313,726

Interest expense stockholder and affiliate....       64,919        49,474        49,863        296,316
                                                -----------   -----------   -----------   ------------

Total loss....................................  $  (210,594)  $   (96,900)  $  (170,924)  $ (3,521,956)
                                                -----------   -----------   -----------   ------------

Net loss per common share.....................       (0.003)  $      (nil)  $      (nil)        (0.054)

Weighted average number of common shares
  outstanding.................................   62,001,379    73,332,051    85,610,667     63,453,434
                                                -----------   -----------   -----------   ------------

    The accompanying notes are an integral part of the financial statements.

                     MURRAY UNITED DEVELOPMENT CORPORATION
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIENCY)
                    YEARS ENDED JULY 31, 1999, 1998 AND 1997
                  AND CUMULATIVE AMOUNTS FROM OCTOBER 13, 1987
                              (DATE OF INCEPTION)

                                                                        DEFICIT
                                    COMMON                            ACCUMULATED
                                    STOCK                ADDITIONAL     IN THE          STOCK
                                  NUMBER OF               PAID IN     DEVELOPMENTAL   SUBSCRIPTIONS
                                    SHARES     AMOUNTS    CAPITAL        STAGE        RECEIVABLE        TOTAL
                                  ----------   -------   ----------   -------------   -------------   ---------

Issuance in October 1987 to
  Principal Stockholder.........  49,000,000   $4,900                                    $(4,900)

Issuance in October 1987 for
  Cash..........................   3,000,000      300     $ 49,800                          (100)     $  50,000

Issuance through initial public
  offering of 15,000,000 units
  in February 1988 for cash at
  $.05 per unit, net of Issuance
  costs of $220,900.............  15,000,000    1,500      527,600                                      529,100

Net loss -- 1988................                                        $(156,821)                     (156,821)

Exercise of Class A Warrants:

at $.045 per share..............     312,588       31       14,035                                       14,066

at $0.10 per share..............      21,000        2        2,098                                        2,100

Costs related to continuing
  registration of warrants......                           (29,532)                                     (29,532)

Reclassification of common
  stock.........................    (333,588)     (33)     (16,133)                                     (16,166)

Net Loss -- 1989................                                         (362,922)                     (362,922)
                                  ----------   -------    --------      ---------        -------      ---------

Balance, July 31, 1989..........  67,000,000   $6,700     $547,868      $(519,743)       $(5,000)     $  29,825
                                  ----------   -------    --------      ---------        -------      ---------
                                  ----------   -------    --------      ---------        -------      ---------

    The accompanying notes are an integral part of the financial statements.

                     MURRAY UNITED DEVELOPMENT CORPORATION
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIENCY)
                    YEARS ENDED JULY 31, 1999, 1998 AND 1997
                  AND CUMULATIVE AMOUNTS FROM OCTOBER 13, 1987

                                                                         DEFICIT
                                                                        ACCUMULATED
                                                           ADDITIONAL     IN THE        STOCK
                                    NUMBER OF               PAID IN     DEVELOPMENT   SUBSCRIPTION
                                      SHARES     AMOUNTS    CAPITAL       STAGE       RECEIVABLE        TOTAL
                                    ----------   -------   ----------   -----------   -------------   ---------

Exercise of Class A warrants:

At $.045 per share................   5,201,205   $  520     $233,534                                  $ 234,054

At $0.10 per share................     409,000       41       40,859                                     40,900

Exercise of Class B warrants

At $0.15 per share................      25,000        3        3,747                                      3,750

Costs related to continuing
  registration and solicitation of
  warrants........................                           (24,588)                                   (24,588)

Cash received for stock
  subscription....................                                                         5,000          5,000

Reclassification of common
  stock...........................  (5,635,205)    (564)    (278,140)                                  (278,704)

Charge for stock bonus............                            40,000                                     40,000

Net Loss -- 1990..................                                        (422,314)                    (422,314)
                                    ----------   -------    --------     ---------       -------      ---------

Balance, July 31, 1990............  67,000,000   $6,700     $563,310     $(942,057)      $    --      $ 372,047
                                    ----------   -------    --------     ---------       -------      ---------
                                    ----------   -------    --------     ---------       -------      ---------

    The accompanying notes are an integral part of the financial statements.

                     MURRAY UNITED DEVELOPMENT CORPORATION
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIENCY)
                    YEARS ENDED JULY 31, 1999, 1998 AND 1997
                  AND CUMULATIVE AMOUNTS FROM OCTOBER 13, 1987
                              (DATE OF INCEPTION)

                                                                         DEFICIT
                                                                       ACCUMULATED
                                     COMMON               ADDITIONAL     IN THE        STOCK
                                   NUMBER OF     STOCK     PAID IN     DEVELOPMENT   SUBSCRIPTIONS
                                     SHARES     AMOUNTS    CAPITAL        STAGE      RECEIVABLE        TOTAL
                                   ----------   -------   ----------   -----------   -------------   ---------

Sale of 3,297,000 shares
  through private placement

at $0.8 per share and............   3,297,000   $  329     $244,871                                    245,200

Exercise of Class A warrants

at $0.10 per share...............   3,152,472      315      314,933                                    315,248

Exercise of Class B warrants

at $0.15 per share...............      60,000        6        8,994                                      9,000

Costs related to continuing
  registration of warrants.......                           (80,607)                                   (80,607)

Reclassification of common
  stock..........................  (3,212,472)    (321)    (323,927)                                  (324,248)

Net Loss -- 1991.................                                      $  (354,727)                   (354,727)
                                   ----------   -------    --------    -----------       -----       ---------

Balance, July 31, 1991...........  70,297,000   $7,029     $727,574    $(1,296,784)      $  --       $(562,181)
                                   ----------   -------    --------    -----------       -----       ---------
                                   ----------   -------    --------    -----------       -----       ---------

    The accompanying notes are an integral part of the financial statements.

                     MURRAY UNITED DEVELOPMENT CORPORATION
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIENCY)
                    YEARS ENDED JULY 31, 1999, 1998 AND 1997
                  AND CUMULATIVE AMOUNTS FROM OCTOBER 13, 1987
                              (DATE OF INCEPTION)

                                                                        DEFICIT
                                                                      ACCUMULATED
                                    COMMON               ADDITIONAL     IN THE        STOCK
                                  NUMBER OF     STOCK     PAID IN     DEVELOPMENT   SUBSCRIPTIONS
                                    SHARES     AMOUNTS    CAPITAL        STAGE      RECEIVABLE        TOTAL
                                  ----------   -------   ----------   -----------   -------------   ---------

Exercise of Class A warrants:

at $0.10 per share..............   3,779,425   $  378    $  377,565                                 $ 377,943

Exercise of Class B warrants

at $0.15 per share..............       4,000        1           599                                       600

Exercise of underwriters
  warrants......................      63,000        6         4,719                                     4,725

Costs related to:

Exercise of warrants............                            (33,191)                                  (33,191)

Registration of privately placed
  shares........................                            (55,496)                                  (55,496)

Issuance for: Compensation at
  $.065 per share...............      50,000        5         3,245                                     3,250

Agency fee at $0.10 per share...      25,000        2         2,498                                     2,500

Claim settlement at $.085 per
  share.........................       1,000        1            84                                        85

Reclassification of common
  stock.........................   9,181,265      918       618,200                                   619,118

Charge for compensation.........                            180,900                                   180,900

Net Loss -- 1992................                                         (606,508)                   (606,508)
                                  ----------   -------   ----------   -----------      -------      ---------

Balance, July 31, 1992..........  83,400,690   $8,340    $1,826,697   $(1,903,292)     $   -0-      $ (68,255)
                                  ----------   -------   ----------   -----------      -------      ---------
                                  ----------   -------   ----------   -----------      -------      ---------

    The accompanying notes are an integral part of the financial statements.

                     MURRAY UNITED DEVELOPMENT CORPORATION
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIENCY)
                    YEARS ENDED JULY 31, 1999, 1998 AND 1997
                  AND CUMULATIVE AMOUNTS FROM OCTOBER 13, 1987
                              (DATE OF INCEPTION)

                                                                                   DEFICIT
                                                                                 ACCUMULATED
                                           COMMON STOCK             ADDITIONAL     IN THE
                                            NUMBER OF                PAID IN     DEVELOPMENT
              ISSUANCE FOR:                  SHARES       AMOUNTS    CAPITAL        STAGE        TOTAL
-----------------------------------------  ------------   -------   ----------   -----------   ---------

Compensation at $.065 per share..........      100,000    $   10    $    6,490                 $   6,500

Exercise of Underwriters warrants at
  $.075 per share........................      500,000        50        37,450                    37,500

Exercise of Class B Warrants at $.15 per
  Share..................................       13,000         1         1,949                     1,950

Retirement of 8,970,300 Share of Stock...   (8,970,300)     (897)                                   (897)

Net loss for 1993........................                                   --      (470,621)   (470,621)
                                            ----------    -------   ----------   -----------   ---------

Balance July 31, 1993....................   75,043,390    $7,504    $1,872,586   $(2,373,913)  $(493,822)
                                            ----------    -------   ----------   -----------   ---------
                                            ----------    -------   ----------   -----------   ---------

    The accompanying notes are an integral part of the financial statements.

                     MURRAY UNITED DEVELOPMENT CORPORATION
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIENCY)
                    YEARS ENDED JULY 31, 1999, 1998 AND 1997
                  AND CUMULATIVE AMOUNTS FROM OCTOBER 13, 1987
                              (DATE OF INCEPTION)

                                                                                   DEFICIT
                                                                                 ACCUMULATED
                                           COMMON STOCK             ADDITIONAL     IN THE
                                            NUMBER OF                PAID IN     DEVELOPMENT
              ISSUANCE FOR:                  SHARES       AMOUNTS    CAPITAL        STAGE        TOTAL
-----------------------------------------  ------------   -------   ----------   -----------   ---------

Prior period adjustment..................                                            369,329     369,329

Net loss for 1994........................                                           (342,783)   (342,783)
                                            ----------    -------   ----------   -----------   ---------

Balance July 31, 1994....................   75,043,390    $7,504    $1,872,586   $(2,347,367)  $(467,276)
                                            ----------    -------   ----------   -----------   ---------
                                            ----------    -------   ----------   -----------   ---------

Issuance for: Compensation at $.015 per
  share..................................    2,000,000       200        29,800                    30,000

Net Loss for 1995........................                                           (354,155)   (354,155)
                                            ----------    -------   ----------   -----------   ---------

Balance July 31, 1995....................   77,043,390    $7,704    $1,902,386   $(2,701,522)  $(791,431)
                                            ----------    -------   ----------   -----------   ---------
                                            ----------    -------   ----------   -----------   ---------

Issuance for services....................    2,000,000       200                                  30,000

Issuance for services....................      340,000        34         6,766                     6,800

Private placement........................    8,182,833       818                                     818

Retired shares...........................   (2,055,556)     (205)      (92,294)                  (92,500)

Net loss for 1996........................                                           (275,551)   (275,551)
                                            ----------    -------   ----------   -----------   ---------

Balance July 31, 1996....................   85,510,667    $8,561    $2,079,642   $(2,977,073)  $(888,880)
                                            ----------    -------   ----------   -----------   ---------
                                            ----------    -------   ----------   -----------   ---------

    The accompanying notes are an integral part of the financial statements.

                     MURRAY UNITED DEVELOPMENT CORPORATION
                      (A COMPANY IN THE DEVELOPMENT STAGE)

           STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIENCY) (RESTATED)
                    YEARS ENDED JULY 31, 1999, 1998 AND 1997
                  AND CUMULATIVE AMOUNTS FROM OCTOBER 13, 1987
                              (DATE OF INCEPTION)

                                                                                 DEFICIT
                                                                               ACCUMULATED
                                         COMMON STOCK             ADDITIONAL     IN THE
                                          NUMBER OF                PAID IN     DEVELOPMENT
             ISSUANCE FOR:                  SHARES      AMOUNTS    CAPITAL        STAGE         TOTAL
---------------------------------------  ------------   -------   ----------   -----------   -----------

Video Fee..............................      200,000        20         1,980                       2,000

Legal Fees.............................    2,548,867       254        37,979                      38,233

Retirement.............................   (2,548,867)     (254)                                     (254)

Net Loss for 1997......................                                           (170,924)     (170,924)
                                         ------------   -------   ----------   -----------   -----------

Balance July 31, 1997..................   85,710,667     8,571     2,119,601    (3,147,997)   (1,019,825)
                                         ------------   -------   ----------   -----------   -----------
                                         ------------   -------   ----------   -----------   -----------

Retired................................  (24,757,233)   (2,475)                                   (2,475)

Net Loss for 1998......................                                            (96,900)      (96,900)
                                         ------------   -------   ----------   -----------   -----------

Balance July 31, 1998..................   60,953,434     6,096     2,119,601    (3,244,897)   (1,119,200)
                                         ------------   -------   ----------   -----------   -----------
                                         ------------   -------   ----------   -----------   -----------

Issuance for Services..................    2,500,000       250        49,750                      50,000

Net Loss for 1999......................           --        --            --      (210,594)     (210,594)
                                         ------------   -------   ----------   -----------   -----------

Balance July 31, 1999..................   63,453,434     6,346     2,169,351    (3,455,491)   (1,279,794)
                                         ------------   -------   ----------   -----------   -----------
                                         ------------   -------   ----------   -----------   -----------

    The accompanying notes are an integral part of the financial statements.

                     MURRAY UNITED DEVELOPMENT CORPORATION
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                            STATEMENTS OF CASH FLOWS
                    YEARS ENDED JULY 31, 1999, 1998 AND 1997
                  AND CUMULATIVE AMOUNTS FROM OCTOBER 13, 1987
                              (DATE OF INCEPTION)

                                                                                            CUMULATIVE
                                                         1999                    1997          FROM
                                                      (RESTATED)     1998     (RESTATED)    INCEPTION
                                                      ----------   --------   ----------   ------------
Operating activities:
Net Loss............................................    (210,594)   (96,900)  ($ 170,924)    (3,455,491)
Adjustments to reconcile net loss to net cash used
  in operations Depreciation:.......................      12,018     14,475       25,197        171,634
Expenses paid through issuance of
  common stock by:
  Company...........................................      50,000         --       39,978        225,035
  Principal Stockholder.............................          --         --           --        220,900
Changes in operating assets and liabilities:
  Security Deposits.................................          --         --        2,000             --
  Prepaid expenses..................................          --      1,721         (638)            --
  Accounts Payable Accrued Expenses.................    (106,027)    68,225      (36,870)       452,917
                                                      ----------   --------   ----------   ------------
Net cash used in operating activities...............    (254,603)   (12,479)    (141,257)    (2,385,005)
Investing Activities:
  Purchase of furniture and equipment...............          --         --           --       (260,497)
                                                      ----------   --------   ----------   ------------
Net cash provided by (used in) investing
  activities........................................          --         --           --       (260,497)
Financing activities:
  Note payable to stockholder: Proceeds.............     243,966     26,952      123,800        969,447
  Principal payments................................          --         --       (6,695)       (51,667)
  Proceeds from sale of common stock................          --     (2,475)          --      1,729,760
  Expenditures for costs related to continuing
     registration statement.........................          --         --           --             --
  Proceeds from stock subscription receivable.......          --         --           --             --
                                                      ----------   --------   ----------   ------------
Net cash provided by financing activities...........     243,966     24,477      117,105      2,647,540
                                                      ----------   --------   ----------   ------------
Net increase (decrease) in cash and cash
  equivalents.......................................     (10,637)    11,998      (24,152)         2,038
Cash and cash equivalents, beginning of period......      12,675        677       24,828             --
                                                      ----------   --------   ----------   ------------
Cash and cash equivalents, end of period............       2,038     12,675          676          2,038
                                                      ----------   --------   ----------   ------------
                                                      ----------   --------   ----------   ------------
Supplemental disclosure of cash flow data:
  Interest paid.....................................          --         --           89         32,420

    The accompanying notes are an integral part of the financial statements.

                     MURRAY UNITED DEVELOPMENT CORPORATION
                      (A COMPANY IN THE DEVELOPMENT STAGE)
                         NOTES TO FINANCIAL STATEMENTS

NOTE 1 -- ORGANIZATION AND BUSINESS AND BASIS OF PRESENTATION:

The Company was incorporated on October 13, 1987 under the laws of the State of Delaware. It was organized to further develop and exploit commercially certain technology for a rotary internal combustion engine that would utilize alternative fuels. The patent and related rights to the use of the technology have been assigned to the Company.

The Company has been in the development stage since inception. Activities of the Company have been limited to the acquisition of funds from the sale of its common stock; the acquisition of the licensing rights for and, subsequently, title to, the engine technology; research and development related to the development of an initial fuel-driven prototype of the engine that was successfully tested on a preliminary basis in January 1990; and the additional testing and development of the engine prototype to obtain performance data for the demonstration of the engine to potential licensees. The Company intends to continue to conduct research and development activities with respect to the manufacture of a rotary engine during the ensuing twelve month period principally through Southwest Research Institute, assuming it is able to raise the funds necessary to conduct such research, of which there can be no assurances.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. However, as of July 31, 1999, the Company had not been able to commercially utilize its engine technology to generate revenues or cash flows from operating activities. As a result, it has suffered recurring losses from operations from inception that have generated the net stockholders' deficiency of $1,279,794 as of July 31, 1999 and have also generated significant working capital deficiencies from time to time. Management does not expect the Company to generate any significant revenues or positive operating cash flows during the twelve-month period subsequent to July 31, 1999 and has also generated significant working capital deficiencies from time to time. The limited amount of liquid resources available at July 31, 1999, and the inability to generate operating revenues and cash flows raise substantial doubts about the Company's ability to continue as a going concern.

The Company plans to continue research and development activities principally through Southwest Research Institute on at least a limited basis through the twelve-month period subsequent to July 31, 1999. However, management believes that, the net liquid assets available at July 31, 1999 will not be sufficient to enable the Company to meet its obligations and to continue as a going concern during the ensuing twelve-month period even on this limited basis without limiting research and development and other operating activities more severely unless it obtains additional debt or equity financing and/or government sponsored research grants.

Management also believes that continuation of the Company as a going concern during the twelve-month period subsequent to July 31, 1999 and thereafter will depend upon the Company's ability to obtain sufficient additional working capital to fund the building of a second prototype of its engine and such other research and development activities, as are necessary to accumulate sufficient data for the marketing and licensing of the engine technology; marketing costs; and the general and administrative expenses to be incurred during the remaining development period. Potential sources of such working capital include: the private or public sale of common stock (the Company has historically depended primarily on the sale of equity securities to finance its operations); the exercise of a substantial portion of the 15,398,000 outstanding Class B warrants prior to their proposed expiration on March 11, 2001 14,898,000 of which are exercisable at $0.15 per share and 500,000 of which are exercisable at $.225 per share; the deferral, if necessary, of payments to related parties; government sponsored research grants; and borrowing additional amounts from related parties or other sources. However, there can be no assurances that such financing will be available The

                     MURRAY UNITED DEVELOPMENT CORPORATION
                      (A COMPANY IN THE DEVELOPMENT STAGE)
                         NOTES TO FINANCIAL STATEMENTS
accompanying financial statements do not include any adjustments that might result from the uncertainties related to the ability of the Company to continue as a going concern.

NOTE 2 -- SUMMARY OF OTHER SIGNIFICANT ACCOUNTING POLICIES:

Depreciation:

     Depreciation of furniture and equipment is provided over the estimated useful lives of the related assets using declining balance methods.

Research and development:

     Costs and expenses related to research and development are expensed as incurred.

Net loss per common share:

     Net loss per common share was computed on the basis of the weighted average number of shares of common stock outstanding during each period. The effect of assuming the exercise of outstanding warrants was antidilutive and, accordingly, not included in the computation of net loss per share.

NOTE 3 -- FURNITURE AND EQUIPMENT:

     Furniture and equipment consists of the following:

                                                                   JULY 31
                                                            ---------------------   ESTIMATED
                                                              1999        1998      USEFUL LIVES
                                                            ---------   ---------
    Furniture.............................................  $   2,098   $   2,098      7 Years
    Equipment.............................................    129,541     129,451      5 Years
    Leasehold improvements................................      3,947       3,947      3 Years
    Patent................................................    125,000     125,000     15 years
                                                            ---------   ---------
                                                              260,496     260,496

    Less accumulated deprecation..........................   (171,634)   (159,616)
                                                            ---------   ---------
    Totals................................................  $  88,862   $ 100,880
                                                            ---------   ---------
                                                            ---------   ---------

NOTE 4 -- ACCOUNTS PAYABLE AND ACCRUED EXPENSES:

     Accounts payable and accrued expenses consist of the following:

                                                                            JULY 31
                                                                     ---------------------
                                                                       1999         1998
                                                                     --------     --------
    Professional fees............................................    $232,832     $264,938
    Payroll......................................................     148,128      148,128
    Other........................................................       7,036       12,410
                                                                     --------     --------
    Totals.......................................................    $387,996     $425,476
                                                                     --------     --------
                                                                     --------     --------

                     MURRAY UNITED DEVELOPMENT CORPORATION
                      (A COMPANY IN THE DEVELOPMENT STAGE)
                         NOTES TO FINANCIAL STATEMENTS

NOTE 5

Effective April 15, 1994 the Company issued a promissory note, ("the First Note"), to Mr. Anthony Campo, the Chairman of the Board, Executive Vice President, Secretary and Treasurer of the Corporation, to evidence cash advances of $79,300. The First Note provided for an interest rate of 6% on the unpaid balance and was due in equal installments for one-half of the principal amount on April 15, 1996 and the remaining one-half on April 20, 1997. The First Note had warrants attached to purchase 1,666,667 million shares of common stock at an excise price of $0.06 per common share and expired on April 30, 1997. On November 15, 1994 the Company issued a second promissory note ("the Second Note"), to Mr. Campo to evidence additional cash advances to the Company amounting to $100,000. The Second Note provided for an interest rate of 6% on the unpaid balance and was due in equal installments for one-half of the principal amount on April 15, 1997 and the remaining one-half on April 15, 1999. The Second Note had warrants attached to purchase 7,930,000 million shares of common stock at an excise price of $0.01 per common share which were scheduled to expire on April 30, 1999.

Effective March 24, 1995 the Company restructured the obligations under the First Note and the Second Note by issuing a new note payable to Mr. Campo in the amount of $328,500. This restructured note, "the Third Note", provided for interest at a rate of 6% per year on the outstanding principal balance in two equal quarterly installments of principal beginning March 24, 1995 through April 30, 1999. This Third Note was issued with warrants attached to acquire 32,850,000 shares of common stock at the excise price of $0.01 per share which were scheduled to expire on April 30, 1999.

Effective October 20, 1995 the Company re-negotiated the outstanding debt and interest owed to Mr. Campo under the Third Note . The new note bore interest at 7.5% per year and matured on July 1, 1999. The principal amount of $568,000 plus interest was convertible into common shares of the Company at $.0075 per share. It was also agreed that any additional monies loaned to the Company would bear interest at 7.5% per year. During the year ending July 31, 1999, Mr. Campo loaned an additional $26,952 to the Company.

Accordingly, the balances of the restructured obligations were classified as long-term debt at July 31, 1999 and 1998.

Effective, August 1, 1998 the Company consolidated the outstanding principal and interest owed to Mr. Campo under the Fourth Note with additional cash advances of $102,090 made by Mr. Campo, with accrued interest thereon at 7.5% per annum. The new note in the amount of $807,280 bears interest at 7.5% per annum, matures on August 1, 2000 and carries a conversion feature of one share for each $.0075 of debt converted. In March 2000, Mr. Campo agreed to limit the number of shares for which he may convert the August 1, 1998 Note to 100 million shares. As of July 31, 1999, the note balance increased to $917,780. Additional funds were loaned to the Company by Mr. Campo. The additional funds accrue interest at 7.5% per annum.

The Company has defaulted on its principal payment due August 1, 1999 and its quarterly interest payments due on November 1, 1998, February 1, May 1, August 1, and November 1, 1999, and February 1, 2000. As of March 25, 2000, a total of $100,405 in unpaid interest is owed to Mr. Campo under the August 1, 1998 Note. Since the Company does not have any revenues, it is doubtful that the Company will be able to pay any interest or principal amounts due under the August 1, 1998 Note until such time as it has operating revenues or raises funds from an independent source, both of which events may not occur at any time. In addition to the right of converting amounts due under the Note

                     MURRAY UNITED DEVELOPMENT CORPORATION
                      (A COMPANY IN THE DEVELOPMENT STAGE)
                         NOTES TO FINANCIAL STATEMENTS
into common stock, as described above, Mr. Campo has the right at any time to declare amounts due under such note immediately due and payable.

NOTE 6 -- STOCKHOLDERS' EQUITY AND INITIAL PUBLIC OFFERING:

In October 1987, the Company issued 49,000,000 shares of common stock to Jerome Murray and 5,989 shares of common stock to another officer in consideration for $4,900 and $100, respectively. Payments for the shares were received in November 1989.

In an initial public offering of the Company's common stock on February 26, 1988, the Company sold 15,000,000 units at a price of $0.05 per unit. Each unit consisted of one share of common stock, one Class A redeemable common stock purchase warrant and one class B redeemable common stock purchase warrant. Proceeds, net of $220,900 of underwriting discounts and other registration costs, amounted to $529,100. Concurrent with the public offering, the Company issued warrants (the "underwriter's warrants") to the underwriter for nominal consideration to purchase 1,500,000 units consisting of 1,500,000 shares of common stock and certain other warrants to purchase additional shares (the other warrants were not exercised and expired prior to July 31, 1991). The underwriter's warrants were exercisable through February 1993 at an exercise price of $0.75 per unit. In February 1993, the Company received $37,500 from the exercise of 500,000 underwriter warrants pursuant to which, the Company issued 500,000 shares of common stock and 500,000 Class B stock purchase warrants, whose exercise price is 150% of the Class B warrants, or $.225 per share, and expire on the same date as the Class B warrants.

The Class A warrants were exercisable through October 25, 1992 (as last extended on June 25, 1991) at an exercise price of $.10 per share. Effective for the 60 day period from June 16, 1989, the Company reduced the exercise price of the Class A warrants to $.045 per share. The Class B warrants are exercisable through March 11, 2001 at an exercise price of $.15 per share. There were 3,779,425, 3,152,472, 409,000 and 21,000 Class A warrants exercised in Fiscal year ends 1992, 1991, 1990 and 1989, respectively, at $.10 per share and 5,201,205 and 312,588 Class A warrants exercised in 1990 and 1989, respectively at $.045 per share. The remaining 2,124,310 Class A warrants expired in 1991. There were 13,000,64,000 and 25,000 Class B warrants exercised in 1993, 1991 and 1990 respectively, at $0.15 per share and 500,000 underwriter's warrants exercised in 1993 at $0.075 per share. Proceeds, net of solicitation costs, from exercises of Class A, Class B and underwriter's warrants were credited to stockholders' equity.

As a result of the exercises and expiration of warrants, the Company had no Class A warrants, 14,898,000 Class B warrants ,and 500,000 underwriter's B warrants outstanding as of July 31, 1999. The Class B warrants are redeemable at any time at the option of the Company at a price of $.0001 per warrant. Holders of the Class B warrants have certain rights with respect to the registration of those warrants under the Securities Act of 1993.

During 1991, the Company offered for purchase to qualified investors a minimum total of 1,000,000 and a maximum total of 5,000,000 shares of common stock at $.08 per share and received $245,200 from the sale of 3,065,000 shares prior to the closing of the offering on March 31, 1991. The Company issued an additional 232,000 shares as commissions in connection with certain of the sales for a total of 3,297,000 shares issued.

                     MURRAY UNITED DEVELOPMENT CORPORATION
                      (A COMPANY IN THE DEVELOPMENT STAGE)
                         NOTES TO FINANCIAL STATEMENTS

NOTE 7 -- INCOME TAXES:

At July 31, 1999, the Company had net operating loss carry forwards of approximately $3,113,468 available to reduce future Federal taxable income, and tax credits of approximately $59,991 available to offset future Federal income tax, that expire from 2003 through 2008.

NOTE 8 -- COMMITMENTS:

Registration rights:

The Company is obligated to file and incur the related costs of post-effective amendments to the registration statement under the 1933 Act for its initial public offering covering periods in which any of the Class B stock purchase warrants sold in that offering are exercisable. However, due principally to a lack of funds, the Company had not previously filed the post-effective amendment with the Securities and Exchange Commission that would permit the Company to issue its Common Stock upon exercise of the Class B Warrant since August 1992.

------------------------------------------------------
------------------------------------------------------

WE HAVE NOT AUTHORIZED ANY DEALER, SALESPERSON OR OTHER PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US . NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE UNDER THIS PROSPECTUS SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE OF THIS PROSPECTUS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

------------------------------------------------------
------------------------------------------------------

------------------------------------------------------
------------------------------------------------------

                                 MURRAY UNITED
                               DEVELOPMENT CORP.
                               15,398,000 SHARES
                                   PROSPECTUS

                                        , 2000
------------------------------------------------------
------------------------------------------------------

                                    PART II
                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145(a) of the General Corporation Law provides, in general, that a corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he or she is or was a director or officer of the corporation. Such indemnity may be against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, if the person to be indemnified acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, he or she must not have had reasonable cause to believe his or her conduct was unlawful.

     Section 145(b) of the General Corporation Law provides, in general, that a corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director or officer of the corporation (including attorneys' fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interest of the corporation.

     Section 145(g) of the General Corporation Law provides in general that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation against any liability asserted against him or her or incurred by such person in any capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability under the provisions of the law.

     Section 102(b) of the General Corporation Law permits a Delaware corporation, by so providing in its Certificate of Incorporation, to eliminate or limit the personal liability of a director to the corporation for damages arising out of certain alleged breaches of the director's duties to the corporation.

     The General Corporation Law, however, provides that no such limitation of liability may affect a director's liability with respect to any of the following: (i) for breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payment of dividends or unlawful purchase or redemption of its capital stock, or
(iv) for any transaction from which the director derived an improper personal benefit.

     Our Bylaws provide that we must indemnify, to the fullest extent permitted by law, any of our directors or officers who are made, are threatened to be made, or otherwise become a party to any action or proceeding as a result of the fact that such person was serving as a director and/or officer of the Company or any of our affiliates. The Bylaws further provide that we must pay expenses that a director or officer incurs in defending a proceeding prior to the final disposition of the proceeding, provided the director or officer agrees to repay any amounts that we advance if it is ultimately determined that the director or officer was not entitled to indemnification.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following is an itemized statement of the estimated expenses to be incurred by the Registrant in connection with this Offering:

    SEC Registration fee....................................................    $   -0-+
    Blue Sky fees and expenses..............................................      8,000*
    Printing and engraving expenses.........................................     11,000*
    Legal fees and expenses of issuance.....................................     12,000*
    Accounting fees and expenses............................................      6,000*
    Miscellaneous...........................................................      1,500*
                                                                                -------
         TOTAL..............................................................    $38,500*

------------------

+ Previously Paid
* Estimated

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

     Within the past three years, the Registrant sold the following securities:
We issued 2,500,000 shares, which had a market value on March 15, 1999, the date of issuance, of $.03 per share or $75,000 in the aggregate, to Joseph Pesko in consideration of consulting services previously rendered to us.

     In connection with all the transactions described above, no general advertisement or solicitation of offerees was made, and all purchasers signed and delivered to the Registrant agreements wherein they represented, among other things, that the securities would be held for their own account, for investment only and not with a view to the distribution thereof. Unless no longer required, the certificates representing such securities bear legends restricting transferability in transactions not registered under the Act, and the Registrant's records bear stop transfer restrictions with respect thereto.

ITEM 27. EXHIBITS

EXHIBIT NO.                                     DESCRIPTION
-----        ----------------------------------------------------------------------------------
  (3) (a)    Articles of Incorporation*
      (b)    Amended and Restated Bylaws
  (5)        Opinion of Counsel
 (10)        Material contracts
      (a)    Key Employee Stock Option Plan*
      (b)    License Agreement between Rotorcam Technology Corp. and Jerome Murray dated
               October 18, 1992*
      (c)    Assignment of License Agreement*
      (d)    Executive Employment Agreement by and between Jerome Murray and the registrant**
      (e)    Jecko, Inc. agreement dated August 1, 1989 **
      (f)    Renewal of Jecko, Inc. agreement dated November 12, 1989**
      (g)    Amended and Restated Assignment of License Agreement.***
      (h)    Amended and Consolidated Promissory Note in the amount of $108,463 from the registrant to the Rotorcam Technology Corp.***
      (i)    Amended and Consolidated Promissory Note in the amount of $86,619 from the registrant to Jerome Murray.***
      (j)    First Amendment to Executive Employment Agreement between Jerome Murray and the registrant***

      (k)    Lease for 10 Orben Drive, Landing, New Jersey dated July 31, 1991.***
      (l)    Renewals of Jecko, Inc. agreement dated April 16, 1990, June 27, 1990, November
               12, 1990 January 28, 1991 and August 29, 1991.***
      (m)    Employment agreement by and between James J. Cronin and the registrant.****
      (n)    Option issued by the registrant to James J. Cronin.****
      (o)    Amended and Consolidated promissory Note in the amount of $108,463 from the registrant to the Rotorcam Technology Corp.****
      (p)    Amended and Consolidated promissory Note in the amount of $86,619 from the registrant to Jerome Murray.****
      (q)    Amended and Consolidated promissory Note in the amount of $116,399 from the registrant to the Rotorcam Technology Corp.****
      (r)    Amended and Consolidated promissory Note in the amount of $104,268 from the registrant to Jerome Murray.****
      (s)    Executive Employment Agreement by and between James J. Cronin and the registrant.+
      (t)    Agreement by and between Francis Pecorella and the registrant.+
      (u)    Settlement Agreement between Jerome Murray, Frances Gardiner, Rotorcam Technology
               Corporation and the registrant.+
      (v)    Proprietary Information and Inventions Agreement by and between Albert J. Richey and the registrant++
      (w)    Revolving Subordinated Note in the amount of $100,000 between Anthony S. Campo and the registrant.++
      (x)    Revolving Subordinated Note in the amount of $79,300 between Anthony S. Campo and the registrant.++
      (y)    Option Agreement between Robert J. Tiernan and the registrant.++
      (z)    Independent Contractor Agreement by and between Joseph O. Mosca and the registrant.++
      (aa)   Amended & Consolidated Revolving Subordinated Note in the amount of $328,500 between Anthony S. Campo and the registrant.++
      (ab)   Lease agreement for Tuxedo Park, NY office dated 10/5/93++
      (ac)   Lease agreement for Stony Brook, NY office dated 6/l/94.++
      (ad)   Note agreement dated 10/20/95 in the principal amount of $568,000.+++
      (ae)   Lease agreement for Islandia, NY laboratory site dated 6/l/94 between Anthony S.
               Campo and the registrant.+++
      (af)   Lease agreement for Huntington, NY laboratory site dated 10/l/95 between Anthony
               S. Campo and the registrant.+++
      (ag)   Promissory Note dated August 1, 1998 from the Company to Mr. Anthony S. Campo.++++
      (ah)   Amendment dated March 15, 2000 to registrant's Promissory Note dated August 1,
               1998.
 (23) (a)    Consent of James P. O'Day, CPA, P.C.
      (b)    Consent of Haley Weinblatt & Calcagni, LLP
 (24)        Power of Attorney
 (25)        Financial Data Schedule+++++

     * Filed with the registrant's Registration Statement on Form S-18 dated December 9, 1987 (Registration No. 33-19048-NY) and Amendment Nos. 2 and 3 thereto dated February 17, 1988 and February 22, 1988, respectively, and incorporated herein by reference.

     ** Filed with the registrant's Amendment Nos. 1, 2 and 3 to Post-Effective Amendment No. 2 on Form S-18 (Registration No. 33-19048-NY) dated July 16, 1990,September 26, 1990 and November 8, 1990, respectively, and incorporated herein by reference.

     *** Filed with registrant's Annual Report on Form 10-K for the year ended July 31, 1991, and incorporated herein by reference.

     **** Filed with registrant's Post Effective Amendment No. 3 on Form S-18 (Registration No-3319048-NY) dated August 6, 1992, and incorporated herein by reference.

     ***** Filed with registrant's Annual Report on Form 10-K for the year ended July 31, 1993, and incorporated herein by reference.

     ****** Filed with registrant's Annual Report on Form 10-K for the year ended July 31, 1994, and incorporated herein by reference.

     + Filed with registrant's Annual Report on Form 10-K for the year ended July 31, 1993, and incorporated herein by reference.

     ++ Filed with registrant's Annual Report on Form 10-K for the year ended July 31, 1994, and incorporated herein by reference.

     +++ Filed with registrant's Annual Report on Form 10-K for the year ended July 31, 1995 and incorporated herein by reference.

     ++++ Filed with registrant's Annual Report on Form 10-KSB for the year ended July 31, 1998 and reincorporated herein by reference.

     +++++ Filed with registrant's annual report on Form 10-KSB for its fiscal year ended July 31, 1999 and its quarterly report on Form 10-QSB for its fiscal quarter ended January 31, 2000.

ITEM 28. UNDERTAKINGS

     (a) The undersigned small business issuer undertakes that it will:

          (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

             (i) include any prospectus required by Section 10(a)(3) of the Securities Act;

             (ii) reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereto) which, individually or together, represent a fundamental change in the information in the Registration Statement; and

             (iii) include any material information relating the plan of distribution not previously disclosed in the Registration Statement or any material change in such information.

     (2) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the Offering.

     (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions or otherwise, the small business issuer has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer, will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (c) The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of the Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer under Rule 424(b)(1) or (4) or 497 (h) under the Securities Act shall be deemed to be part of the Registration Statement as of the time it was declared effective.

          (2) For purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement for the securities offered in the Registration Statement, and the offering of the securities at that time shall be deemed to be the initial bona fide offering of those securities.

                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing Form SB-2 and has authorized this Registration Statement to be signed on its behalf by the undersigned, at Hauppauge, State of New York, on April 6, 2000.

                                          MURRAY UNITED DEVELOPMENT CORPORATION
                                                       (Registrant)

                                          By:  /s/ DWIGHT FOSTER
                                             ___________________________________
                                             Dwight Foster
                                          President and Chief Executive Officer

                                          Dated: April 6, 2000

                                          By:  /s/ ANTHONY S. CAMPO
                                             ___________________________________
                                             Executive Vice President Secretary
                                          and Treasurer
                                             Chief Financial Officer

                                          Dated: April 6, 2000

     Pursuant to the requirements of Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

                                          /s/ ANTHONY S. CAMPO
                                          ______________________________________
                                          Anthony S. Campo,
                                          Chairman of the Board

                                          /s/ DWIGHT FOSTER
                                          ______________________________________
                                          Dwight Foster, Director

                                          /s/ FRANCIS PECORELLA
                                          ______________________________________
                                          Francis Pecorella, Director

Dated: April 6, 2000